SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	■

Filed by a Party other than the Registrant	☐

Check the appropriate box:

■              Preliminary Proxy Statement
☐             Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐             Definitive Proxy Statement
☐             Definitive Additional Materials
☐             Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Planet Polymer Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐            No fee required.
■             Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value

2.	Aggregate number of securities to which transaction applies:

28,193,000 shares of Common Stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

The proposed aggregate value of the transaction for purposes of calculating (a) the product of (i) the filing fee is $4,509,080.00. The filing fee was determined by adding the 28,193,000 shares of Common Stock that are proposed to be exchanged and (ii) the market value of each share of Common Stock to be acquired in the acquisition, which represent $.06, plus (b) $2,817,500.00,which represents the maximum value of the note to be acquired in the acquisition.
(Set forth the amount on which the filing fee is calculated and state how it was determined):

4. Proposed maximum aggregate value of transaction:

$4,509,080.00

5. Total fee paid:

$901.82

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:

2. Form, Schedule or Registration Statement No.:

3. Filing Party:

4. Date Filed:

PLANET POLYMER TECHNOLOGIES, INC.
6835 Flanders Drive, Suite 100
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2004

DEAR SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of Shareholders of Planet Polymer Technologies, Inc., a California corporation (the “Company”), will be held on May 27, 2004, at 10:00 a.m. local time, at 800 Silverado Street, Second Floor, La Jolla, California 92037 for the following purpose:

1.	To adopt and approve the Asset Purchase Agreement, dated March 18, 2004, between Allergy Free, L.L.C., a California limited liability company (“Allergy Free”) and the Company, and to approve the acquisition whereby the Company will acquire substantially all of the assets of Allergy Free and assume certain liabilities of Allergy Free (the “Acquisition”).

2.	To approve the distribution of the right to receive payments to a trust for the benefit of, and distribution to, the Company’s current shareholders;

3.	To approve a reverse stock-split of the Company’s Common Stock whereby each fifty (50) outstanding shares of Common Stock will be consolidated into one (1) share of Common Stock;

4.	To change the name of the Company to Planet Technologies, Inc.;

5.	To elect five (5) directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

6.	To approve the Company’s 2000 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock reserved for issuance under such plan;

7.	To approve the engagement of J.H. Cohn L.L.P. as independent public accountants for the fiscal year ended December 31, 2004; and

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors of the Company has approved each of the proposals and recommends that you vote IN FAVOR of each of the proposals as described in the attached materials. The approval of 1 though 4 above are contingent upon all such proposals being approved. The failure to approve any of such proposals will in effect be a failure of all such proposals to be approved. Before voting, you should carefully review all of the information contained in the attached proxy statement and in particular you should consider the matters discussed under “Risk Factors” under certain of the Proposals listed above.

        All shareholders are cordially invited to attend the Annual Meeting. Only shareholders of record at the close of business on April 15, 2004, are entitled to notice of and to vote at the Annual Meeting and any adjustments thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available at the meeting.

Sincerely,

H. M. Busby

San Diego, California
May 1, 2004

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

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EXHIBIT LIST

Exhibit “A” – Asset Purchase Agreement	A-1

Exhibit “B” – Form 10ksb Filed With SEC March 30, 2004	B-1

Exhibit “C” – Proposed Royalty Liquidation Trust	C-1

Exhibit “D” – Amendment to Articles of Incorporation	D-1

Exhibit “E” – California Corporations Code Sections 1300-1312	E-1

PLANET POLYMER TECHNOLOGIES, INC.
6835 Flanders Drive, Suite 100
San Diego, California 92121

PROXY STATEMENT

SUMMARY TERM SHEET

THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, YOU SHOULD READ THE ENTIRE PROXY STATEMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH IT REFERS.

THE ANNUAL MEETING

Date, Time and Place of Annual

Meeting	The Annual Meeting will be held on May 27, 2004 beginning at 10:00 a.m., La Jolla time, at 800 Silverado Street, La Jolla, CA 92037. See “General Information” at page 1.

Record Date: Shareholders Entitled to Vote; Quorum
Only holders of record of Planet common stock on April 15, 2004 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 6,207,884 shares of Planet common stock outstanding. The presence, in person or by proxy, of the holders of a majority of our common stock will constitute a quorum. See “Voting Rights and Outstanding Shares” at page 1.

Vote Required	The affirmative vote of the holders of a majority of the issued and outstanding common stock is required to approve the amendments to the Articles of Incorporation. The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote is required to approve any other matter to be acted upon at the Annual Meeting. See “Votes Required to Approve Proposals” at page 2.

Recommendation of Board of Directors
Our Board of Directors unanimously approved each of the Proposals to be considered at the Annual Meeting. The Board recommends that the stockholders vote “FOR” each proposal. See. “Board Recommendations” at page 3.

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Appraisal Rights	If you vote against the Acquisition you maybe entitled to appraisal rights. See “Dissenters’ Rights of Appraisal” at page 3.

PROPOSAL 1 – ALLERGY FREE ASSET PURCHASE

Companies Involved in the Acquisition
Planet Polymer Technologies, Inc. is engaged in the business of developing and licensing unique hydrosoluable polymer and biodegradable materials in the fields of agriculture and industrial manufacturing.

Allergy Free is engaged in the business of designing, manufacturing, selling, and distributing consumer products for use by allergy sensitive persons, including air filters, bedding and similar products.

Summary of the Acquisition	In the Acquisition, the Company will issue and deliver to Allergy Free 28,193,000 shares of the Company’s common stock, subject to adjustment as provided below. At Closing, the Company will also issue and deliver to Allergy Free a Subordinated Convertible Note in a maximum principal amount of a $2,817,500 (the exact principal amount will be determined at the Closing and will be equal to the then principal amount of indebtedness of Allergy Free for money borrowed). If the principal amount of the Subordinated Convertible Note is not more than $450,000, the interest rate shall be 5.5% per annum. Otherwise, the interest rate shall be the prime rate as announced from time to time in The Wall Street Journal under “Money Rates.” Allergy Free may elect to accept additional shares of common stock as additional consideration and reduce the principal amount of the Subordinated Convertible Note by a per share amount equal to the per share offering price for the Private Placement described in the Asset Purchase Agreement up to a maximum $2,450,000 reduction of the principal amount of the Subordinate Convertible Note.

The Company will assume approximately $461,292 of Allergy Free’s liabilities as of January 31, 2004 (plus, all obligations arising under assumed contracts which arise after the Closing). Allergy Free will retain certain of its assets.

Reasons for the Acquisition	In approving the Acquisition and in recommending that the Company’s shareholders approve the Asset Purchase Agreement and the Acquisition, the Company’s Board of Directors considered a number of factors. The Company considered the impact on combining the Company’s business with Allergy Free’s business, and the potential positive results of combining the operations of the businesses. The Company also considered new management and what that might do for the Company’s business. See “Reason for the Acquisition” at page 4.

Background and Negotiations
Related to the Acquisition	The Company and Allergy Free have been discussing the asset purchase since the Fall of 2003. See the “Background and Negotiations Related to the Acquisition” at page 6.

Material Consequences to the Company and its
Shareholders	The Acquisition has the potential for material tax consequences to both Company and its shareholders if the acquisition and asset purchase are approved. See “Material Tax Consequences to the Company and its Shareholders” at page 9.

Dissenters Rights of
Appraisal	If the Acquisition is approved by the required vote of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not vote in favor of the Acquisition and who notify the Company in writing of their intent to demand payment of their shares if the Acquisition is consummated, may, by complying with Sections 1300 through 1312 of the California Corporations Code, be entitled to dissenters’ rights as described therein. The Company’s shareholders must notify the Company of their intent to dissent within 30 days of the date that the notice of approval of the Acquisition is mailed to all the Company’s shareholders who did not vote in favor of the Acquisition.

Vote Required to Approve Asset Purchase and
Acquisition	The holders of the majority of common stock, in person or represented by proxy at the annual meeting, are required to approve the Asset Purchase Agreement and the Acquisition.

PROPOSAL 2 – DISTRIBUTION OF ROYALTY RIGHTS

Establishment of Trust	Prior to the Acquisition, the Company entered into certain licensing agreements with Agway, Inc. and Ryer Enterprises, LLC whereby the Company licensed its technology to the outside companies (the “Royalty Contacts”). As a part of the Royalty Contracts, the Company has the potential to receive future royalty payments and payments under certain Ryer notes. The amount of such payments is speculative and subject to a number of uncertainties. The Company and Allergy Free agreed to exclude the Royalty Contracts, and any potential payments, from the Acquisition. Instead, the Company has proposed the establishment of the Royalty Liquidation Trust (“Trust”) for the benefit of the Company’s current shareholders.

Reasons for the Trust	The sole purpose of the Trust is to collect royalties and payments under the Ryer notes, if any, due under the Royalty Contracts and distribute any such payments to the current shareholders who would become beneficiaries (“Beneficiaries”) under the Trust.

Beneficial Interests in Trust are
not Transferable	No beneficial interest in the Trust will be transferable except upon death or by operation of law. The purpose behind making the beneficial interests non-transferable (except in case of death or by operation of law) is because the amount of money to be received under the Royalty Contracts is unknown. If the beneficial interests where transferable, they would be subject to SEC registration requirements. If the Trust were required to comply with SEC rules and regulations regarding registration, the additional fees and expenses could prove prohibitive.

Tax Consequences	The Company must recognize gain, if any, on the distribution to the shareholders of the right to receive any such payments as if it had transferred such rights to the shareholder for fair market value. The Company believes any such gain would be offset by the Company’s net operating losses. However, this is a risk the shareholders must consider.

A distribution of royalty payments to the shareholders through the Trust could be considered a dividend, and may be required to be treated as ordinary income by the shareholders, if, at the end of the year, the Company has earnings and profits. That part of a distribution which is not a dividend reduces the basis of the stock. Any excess of distributions over such basis is treated as a gain from the sale or exchange of property. Currently, the Company has no accumulated earnings and profits, and it will not be known until the end of the calendar year whether the Company has earnings and profits. The Company is not expecting any such earnings and profits will be material. However, it is possible that the Company could post earnings and profits. In such a case, it is possible the Company could report dividend income to the shareholders. Shareholders must consider such a scenario.

PROPOSAL 3 – APPROVE REVERSE SPLIT OF COMMON STOCK

Amount of Reverse Split	We propose amending our Restated Articles of Incorporation to effect, when and as determined by our Board of Directors in its sole discretion within the 2004 calendar year, a reverse stock split of one-for-fifty. For example, as a result of the reverse split, 500 shares may be converted into 10 shares. See “General” at page 45.

Reasons for Reverse Split	Our objectives in proposing a possible reverse split (which may not be fully achieved) would, among others, be:

▪ To reduce the number of outstanding shares to a number more appropriate to a company at our stage of development;

▪ To increase the attractiveness of our common stock to investors and the financial community. See “Reasons for the Reverse Split” at page 46.

Fractional Shares	If a reverse split is effected, we will not issue fractional shares. Fractional shares will be rounded up to the nearest whole share. See “Fractional Shares” at page 47.

Exchange of Certificates	If a reverse split is effected, at the effective date of the reverse split each stockholder’s outstanding shares would automatically be reduced regardless of whether the stock certificate is exchanged. We, or our transfer agent, would send a letter to each stockholder providing instructions to exchange certificates representing pre-split shares into new certificates representing the number of shares after the reverse split. See “Exchange of Stock Certificates” at page 49.

Tax Consequences	Stockholders who exchange their pre-split stock for stock after a reverse split would not recognize income or other gain or loss for federal income tax purposes. Stockholders’ aggregate tax basis in the stock after a split would be the same as the basis for the pre-split shares. We would not recognize any gain or loss as a result of a reverse split. See “Federal Income Tax Consequences” at page 49.

PROPOSAL 4 – APPROVE NAME CHANGE

Summary of Amendment	We propose amending our Articles of Incorporation to effect a change of our name to “Plant Technologies, Inc.” See “Name Change” at page 50.

Reasons for Amendment	The Board of Directors of the Company believes that it is advisable and in the best interests of the Company and its shareholders to change the name of the Company from “Planet Polymer Technologies, Inc.” to “Planet Technologies, Inc.” Management believes the name change would be beneficial to the Company for marketing, branding, and other similar purposes.

PROPOSAL 5 – ELECTION OF DIRECTORS

Nominees	There are five board nominees for the five board positions presently authorized by the company’s current bylaws. The names of the nominees are Scott L. Glenn; Robert J. Petcavich, Ph. D.; H. M. Busby; Michael Trinkle; and Ellen Preston. See “Election of Directors” at page 51.

Voting	Shares represented by executed proxies will vote, if authority to do so is not withheld, for the election of the nominees, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason that any nominee will be unable to serve.

PROPOSAL 6 – AMENDMENT TO THE 2000 STOCK OPTION PLAN

Description of the 2000 Plan, as
Amended
The number of shares of Common Stock with respect to which awards may be granted pursuant to the 2000 Plan will be sufficient to accommodate the retention of Scott L. Glenn as President/CEO and Chairman of the Board of the Company, and possibly, in the future other key employees, officers and directors. Shares issuable under the 2000 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company. See “Description of the 2000 Plan, as Amended” at page 59.

Tax Consequences	For Federal Income Tax purposes, the grant to an optionee of a non-incentive option generally will not constitute a taxable event to the optionee or to the Company. Similarly, for Federal Income tax purposes, in general, neither the grant nor the exercise of an incentive option will constitute a taxable event to the optionee or to the company, assuming the incentive option qualifies as an “Incentive Stock Option” under Internal Revenue Code Section 422. See “Description of the 2000 Plan, as Amended” at page 59.

Vote Required To Approve	A vote by the holders of a majority of common stock in person or represented by proxy at the Annual Meeting is required to approve Proposal 6.

PROPOSAL 7 – RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Engagement of Accountant	We have approved retaining J.H. Cohn LLP to serve as out independent public accountants for the 2004 fiscal year and we seek stockholder ratification of that decision. See “Ratification of Selection of Independent Public Accountants” at page 62.

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PLANET POLYMER TECHNOLOGIES, INC.
6835 Flanders Drive, Suite 100
San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2004
INFORMATION CONCERNING SOLICITATION AND VOTING

INTRODUCTION

General  Information

                The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Planet Polymer Technologies, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 27, 2004 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 800 Silverado Street, Second Floor, La Jolla, California 92037. The Company intends to mail this proxy statement and accompanying proxy card on or about May 1, 2004, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

                The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

                 For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares entitled to vote. Holders of record of the Company’s Common Stock at the close of business on April 15, 2004 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 30, 2004, the Company had outstanding and entitled to vote 6,207,884 shares of Common Stock. In determining whether a quorum exists at the Annual meeting, all shares represented in person or by proxy, including abstentions and broker non-votes, will be counted.

                Except as provided below, on all matters to be voted upon at the Annual Meeting, each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held. With respect to the election of directors, shareholders may exercise cumulative voting rights, i.e., each shareholder entitled to vote for the election of directors may cast a total number of votes equal to the number of directors to be elected multiplied by the number of such shareholder shares (on an as converted basis), and may cast such total of votes for one or more candidates in such proportions as such shareholder chooses. Unless the proxy holders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant proxy holders’ discretionary authority to cumulate votes.

                 All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How to Vote

                 Please sign, date and return the enclose proxy promptly. If your shares are held in the name of a bank, broker, or other holder of record (that is, in “street name”) you will receive instructions from the holder of record that you must follow for your shares to be voted.

Revocability of Proxies

                 Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 6835 Flanders Drive, Suite 100, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Votes Required to Approve Proposals

                 Shares represented by executed proxies that are not revoked will be voted in accordance with the instructions in the proxy, or in the absence of instructions, in accordance with the recommendations of the Board of Directors. Assuming a quorum is present at the Annual Meeting, the following table sets forth the votes required to approve each Proposal:

Proposal	Vote Required to Approve

Proposal 1 (Adopt and approve Asset Purchase Agreement and the Acquisition)	Holders of a majority of common stock in person or represented by proxy

Proposal 2 (Approve distribution of the right to receive payments to a trust for the benefit of, and distribution to, the Company’s current shareholders)	Holders of a majority of all the outstanding common stock

Proposal 3 (Amend the Articles of Incorporation to effect reverse stock split)	Holders of a majority of all the outstanding common stock

Proposal 4 (Amend the Articles of Incorporation to change the Company’s name to Planet Technologies, Inc.)	Holders of a majority of all the outstanding common stock

Proposal 5 (Elect directors)	Shares represented by executed proxies will vote, if authority to do so is not withheld, for the election of the nominees, subject to the discretionary power to cumulate votes

Proposal 6 (Amend 2000 Stock Option Plan)	Holders of a majority of common stock in person or represented by proxy

Proposal 7 (Ratify Appointment of Auditors)	Holders of a majority of common stock in person or represented by proxy

Other Business	Holders of a majority of common stock in person or represented by proxy

Board Recommendations

                 The Board of Directors unanimously approved each of the Proposals to be considered at the Annual Meeting and recommends that shareholders also vote IN FAVOR OF approval of each Proposal.

Dissenters’ Rights of Appraisal

                 If the Acquisition is approved by the required vote of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not vote in favor of the Acquisition and who notify the Company in writing of their intent to demand payment of their shares if the Acquisition is consummated, may, by complying with Sections 1300 through 1312 of the California Corporations Code, a copy of which is attached hereto as Exhibit E, be entitled to dissenters’ rights as described therein. The Company’s shareholders must notify the Company of their intent to dissent within 30 days of the date that the notice of approval of the Acquisition is mailed to all the Company’s shareholders who did not vote in favor of the Acquisition.

Shareholder Proposals

                 The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 1, 2005. Shareholders are also advised to review the Company’s current Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

                 This proxy statement contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. In particular, statements regarding expected strategic benefits, advantages and other effects of the Acquisition and other proposals described in this proxy statement are forward-looking statements. You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of the Company’s and Allergy Free’s future results of operations or of our financial position or state other forward-looking information. The Company believes that it is important to communicate its future expectations to their investors. However, there may be events in the future that the Company is not able to accurately predict or control. The factors listed above in the sections captioned “Risk Factors,” as well as any cautionary language in this proxy statement, provide examples of risks, uncertainties and events that may cause the actual results to differ materially from any expectations they describe. Actual results or outcomes may differ materially from those predicted in the forward-looking statements due to the risks and uncertainties inherent in their business, including risks and uncertainties in:

▪	market acceptance of and continuing demand for its products;

▪	the Company’s ability to protect its intellectual property;

▪	the impact of competitive products, pricing and customer service and support;

▪	the Company’s ability to obtain additional financing to support their operations;

▪	obtaining and maintaining regulatory approval where required;

▪	changing market conditions; and

▪	other risks detailed in this proxy statement.

                 You should also consider carefully the statements under “Risk Factors” in the other documents filed with the SEC, which address factors that could cause actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect the views of the Company’s and Allergy Free’s management only as of the date of this proxy statement. The Company and Allergy Free are not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

OVERVIEW OF PROPOSAL 1

ALLERGY FREE ASSET PURCHASE

                 Allergy Free, L.L.C., a California limited liability company (“Allergy Free”), is engaged in the business of designing, manufacturing, selling and distributing consumer products for use by allergy sensitive persons, including without limitation, air filters, bedding and similar products.

                 On March 18, 2004, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Allergy Free, whereby the Company agreed, subject to shareholder approval, to purchase substantially all of the assets and assume certain liabilities of Allergy Free (the “Acquisition”). The Asset Purchase Agreement is the main legal document that governs the transaction and is attached to this proxy statement as Exhibit A with the exception of the exhibits thereto which will be provided upon request. This agreement provides the terms and conditions that govern the Company’s acquisition of Allergy Free’s assets. We encourage you to read the Asset Purchase Agreement carefully. The descriptions of the Agreement set forth below are qualified in their entirety by reference to the full text of the Agreement including all exhibits, schedules and other documents incorporated by reference thereto.

                 In the Acquisition, the Company will issue and deliver to Allergy Free 28,193,000 shares of the Company’s common stock, subject to adjustment as provided below. At Closing, the Company will also issue and deliver to Allergy Free a Subordinated Convertible Note in a maximum principal amount of $2,817,500. Allergy Free may elect to accept additional shares of common stock as additional consideration and reduce the principal amount of the Subordinated Convertible Note by a per share amount equal to the per share offering price for the Private Placement described in the Asset Purchase Agreement up to a maximum $2,450,000 reduction of the principal amount of the Subordinated Convertible Note. If the principal amount of the Subordinated Convertible Note is not more than $450,000 the interest rate shall be 5.5% per annum. Otherwise the interest rate will be the prime rate as announced from time to time in The Wall Street Journal under “Money Rates.”

                The Company will assume approximately $461,292 of Allergy Free’s liabilities as of January 31, 2004 (plus, all obligations arising under assumed contracts referenced in the Asset Purchase Agreement) which arise after the Closing).

PROPOSAL 1

THE ACQUISITION

Reasons for the Acquisition

                In approving the Acquisition and in recommending that the Company’s shareholders approve the Asset Purchase Agreement and the Acquisition, the Company board of directors considered a number of factors, including, but not limited to, the following:

▪	Information concerning the Company’s and Allergy Free’s respective businesses, prospects, business plans, financial performance and condition, results of operations, technology and competitive positions;

▪	The Company management’s view of the potential positive results of combining the operations and businesses of the Company and Allergy Free, including:

▪	The possibility of developing new products;

▪	The current state of the Company;

▪	The due diligence investigation conducted by the Company’s management, legal, and financial advisors;

▪	The terms of the Asset Purchase Agreement, including price and structure, which were considered by the Company board of directors to provide a fair and equitable basis for the Acquisition;

▪	The current financial market conditions and historical stock market prices, volatility and trading information; and

▪	The track record of Scott Glenn as a manager and entrepreneur.

               In arriving at its determination that the Acquisition is in the best interest of the Company and its shareholders, the board of directors carefully considered the terms of the Asset Purchase Agreement and the other transaction documents, as well as the potential impact of the purchase on the Company. In authorizing the sale, the board of directors considered the factors set out above as well as the following factors:

▪	A stronger and more compelling portfolio of products created by the addition of Allergy Free’s product line, including the air filters, hypoallergenic bedding supplies, and water processors, as a result of the Acquisition;

▪	Allergy Free’s expertise and experience in the consumer products business and technology markets in general; and

▪	The opportunity to develop new products in the Allergen industry utilizing polymer technology;

▪	Establishing the Royalty Liquidation Trust to collect payments, if any, required to be made to the Company pursuant to certain royalty contract for the benefit of the Company’s current shareholders.

                The Company board of directors also considered a number of potentially negative factors, including, but not limited to:

▪	the risk that the potential benefits sought in the Acquisition might not be fully realized;

▪	the historical losses and financial condition of Allergy Free;

▪	the substantial dilution to the Company’s existing shareholders;

▪	the potential negative effect on the Company’s stock price associated with public announcement of the proposed Acquisition;

▪	the potential negative effect on the Company’s stock price if revenue, earnings and cash flow expectations of the Company following the Acquisition are not met;

▪	the potential dilutive effect on the Company’s common stock price if revenue and earnings expectations for Allergy Free’s business operations are not met;

▪	the ability to successfully manage the combined operations of the Company and Allergy Free given the Company’s limited management resources; and

▪	the other risks and uncertainties discussed under “Risk Factors.”

                In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Company board of directors did not find it practical to, and did not quantify or otherwise attempt to, assign relative weight to the specific factors considered in reaching its conclusions. Additionally, the Company board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. After taking into account all of the factors set forth above, the members of the Company board of directors concluded that the Asset Purchase Agreement and the related Acquisition were advisable and in the best interests of, the Company and its shareholders and that the Company should proceed with the Acquisition.

Background and Negotiations related to the Acquisition

                In light of the current industry and financial market conditions, the Company had been regularly evaluating a wide variety of different strategies to increase revenue and achieve profitability, and business scenarios to enhance shareholder values, including opportunities for acquisitions of other companies or product lines, possible partnerships or alliances, and other strategic transactions. In particular, during 2003, the Company, considered and investigated other possible strategic transactions.

                On or about November 4, 2003, Scott L. Glenn, the Managing Member of Allergy Free through his affiliated company S.R. Technologies, Inc., a California corporation, and H. Mac Busby, Chief Executive Officer and President, met. Dr. Robert J. Petcavich, Chairman of the Board, participated by conference telephone. The purpose of the meeting was to consider a possible transaction between the Company and Allergy Free.

                The Company’s management reviewed Allergy Free’s business plans and operations and determined that combining with Allergy Free was consistent with the Company’s strategy of acquiring or merging with an operating company to re-engage business operations. Similarly, Allergy Free’s management determined that combining with the Company represented the most desirable course of action for its members under current market conditions.

                For several months, representatives of Allergy Free and Planet discussed the possibility of a transaction and exchanged drafts of term sheets.

                On or about February 13, 2004, Allergy Free proposed a draft term sheet based on the discussions between the parties. On or about February 17, 2004, the Company held a special meeting of its board of directors to consider the draft. On February 18, 2004, the board of directors met again and at that meeting, the directors reviewed the opportunity presented by Allergy Free, and resolved to agree to the draft term sheet. On February 19, 2004 Allergy Free and the Company executed a non-binding letter of intent.

                On March 16, 2004, the Company held a special meeting of its board of directors to discuss the terms of the Asset Purchase Agreement. The meeting was attended by all members of the board, in addition Robert W. Blanchard, Esq., counsel to the Company was in attendance. After discussion and considering various issues, the board of directors voted unanimously to approve the Acquisition. The board of directors then directed to complete the negotiations with management of Allergy Free, and to execute the Asset Purchase Agreement, with such changes as deemed necessary and advisable by management of the Company.

                Late on March 18, 2004, the Asset Purchase Agreement and related documents were executed and delivered. On Monday, March 22, 2004, Allergy Free and the Company issued a public announcement of the Acquisition.

SUMMARY OF THE ACQUISITION

General

                In the Acquisition, the Company will issue and deliver to Allergy Free 28,193,000 shares of the Company’s common stock, subject to adjustment as provided below. At Closing, the Company will also issue and deliver to Allergy Free a Subordinated Convertible Note in a maximum principal amount of a $2,817,500. Allergy Free may elect to accept additional shares of common stock as additional consideration and reduce the principal amount of the Subordinated Convertible Note by a per share amount equal to the per share offering price for the Private Placement described in the Asset Purchase Agreement up to a maximum $2,450,000 reduction of the principal amount of the Subordinated Convertible Note. If the principal amount of the Subordinated Convertible Note is not more than $450,000 the interest rate shall be 5.5% per annum. Otherwise the interest rate will be the prime rate as announced from time to time in The Wall Street Journal under “Money Rates.”

                The Company will assume approximately $461,292 of Allergy Free’s liabilities as of January 31, 2004 (plus, all obligations arising under assumed contracts which arise after the Closing).

Companies involved in the Acquisition

Planet Polymer Technologies, Inc.
6835 Flanders Drive, Suite 100
San Diego, California 92121
(619) 291-5694
Attention:  H. Mac Busby

                Planet Polymer Technologies, Inc. has been engaged in the business of developing and licensing unique hydrosoluable polymer and biodegradable materials in the fields of agriculture and industrial manufacturing.

Allergy Free, LLC
6835 Flanders Drive, #500
San Diego, California  92121
(800) –ALLERGY [255-3749]
www.allergy-free.com

                Allergy Free is engaged in the business of designing, manufacturing, selling and distributing consumer products for use by allergy sensitive persons, including air filters, bedding and similar products.

Completion of the Acquisition

                The Company and Allergy Free are working toward completing the Acquisition as quickly as possible. The Company and Allergy Free intend to complete the Acquisition promptly after the shareholders of the Company approve the Acquisition at the annual shareholders meetings. The Company and Allergy Free expect to complete the Acquisition in the second quarter of 2004.

                The obligations of the Company and Allergy Free to complete the Acquisition are subject to the satisfaction or waiver of several closing conditions, including, in addition to other customary closing conditions, the following:

▪	The Company’s shareholders and Allergy Free’s members must have approved and adopted the Asset Purchase Agreement and the related Acquisition.

▪	The receipt by the Company of a “No Action Letter” from the SEC relating to the distribution of the right to receive royalty payments to a newly created trust for the benefit of the Company’s shareholders as of the Record Date pursuant to Proposal No. 2 of this Proxy Statement.

▪	No injunction or other order shall have been issued to prohibit consummation of the Acquisition.

▪	The representations and warranties of the Company and Allergy Free shall be true and correct as of the date of the Asset Purchase Agreement and the Acquisition Date.

▪	The Company and Allergy Free shall have performed all obligations required to be performed under the Asset Purchase Agreement.

▪	The Company shall have retained Scott L. Glenn as President and Chief Executive Officer of the Company.

▪	The Company shall have entered into a consulting agreement with Dr. Robert Petcavich.

▪	The Company shall have taken all steps necessary to effect the 50 to 1 reverse stock split pursuant to Proposal No. 5 of this Proxy Statement.

▪	The Company shall have taken all steps necessary to effect the election of the directors nominated by this Proxy Statement to the Company’s board of directors.

▪	The Company shall have taken all steps necessary to effect an unregistered private placement of up to $2 million of the Company’s unregistered common stock at a purchase price equal to 70% of the weighted average price of the Company’s common stock for a ten (10) day period immediately proceeding the Acquisition Date to shareholders of the Company and Members of Allergy Free as of the record date who are accredited investors and up to thirty-five (35) other such investors. If the private placement offering is over-subscribed, shares will first be allocated to Planet shareholders as of the record date for this meeting and then to Allergy Free members. Shares will only be offered pursuant to the Company’s Private

Placement Memorandum, which shareholders as the record date for this meeting may request from the Company at 6835 Flanders Drive, Suite 100, San Diego, California, (619) 291-5694.

▪	The Company shall have taken all steps necessary to effect the surrender of “out of the money” options to purchase shares of common stock in the Company.

▪	The Company shall have taken all steps necessary to effect the distribution of the royalty rights pursuant to Proposal No. 2.

Termination prior to completion of Acquisition

                The Asset Purchase Agreement may be terminated before the Acquisition is completed:

▪	by mutual written consent;

▪	by either party, if the Acquisition has not been completed by June 30, 2004 through no fault of the terminating party;

▪	by the Company, if the board of directors of the Company accepts or approves an alternate proposal;

▪	by either party, if there has been a material breach by the other party of any representation, warranty, covenant or agreement in the Acquisition, and the breach has not been cured within 30 days after written notice (except that no cure period shall be required for a breach which cannot be amended within 30 days); and

▪	by either party if at or prior to April 15, 2004 such party decides not to pursue the Acquisition following review of due diligence information provided after the Asset Acquisition Agreement was signed.

Termination Fees

                The Company or Allergy Free may be required to pay a termination fee to the other party as follows:

▪	If the Company terminates the Asset Purchase Agreement because:

▪	an alternate acquisition proposal has been determined by the Board of the Company in good faith to result in a transaction more favorable to the shareholders from a financial point of view.

then the Company must pay a termination fee of $50,000 to Allergy Free.

▪	If either the Company or Allergy Free terminates the Asset Purchase Agreement following:

▪	review of due diligence information after the Asset Purchase Agreement was signed.

then terminating party must pay a Due Diligence fee of $25,000 to the other party.

Dissenters’ Rights of Appraisal

                If the Acquisition is approved by the required vote of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not vote in favor of the Acquisition and who notify the Company in writing of their intent to demand payment of their shares if the Acquisition is consummated, may, by complying with Sections 1300 through 1312 of the California Corporations Code, a copy of which is attached hereto as Exhibit E, be entitled to dissenters’ rights as described therein. The Company’s shareholders must notify the Company of their intent to dissent within 30 days of the date that the notice of approval of the Acquisition is mailed to all the Company’s shareholders who did not vote in favor of the Acquisition

Shares and Note Issued by Company as Consideration

                In full consideration for the assets purchased pursuant to the Asset Purchase Agreement, the Company plans to pay to Allergy Free the aggregate consideration as follows:

        a.      The Company will issue and deliver to Allergy Free 28,193,000 shares of common stock, subject to adjustment as set forth in paragraph (b) immediately below; and

        b.     The Company will issue and deliver to Allergy Free at the Closing a Subordinated Convertible Note in the maximum amount of $2,817,500. Allergy Free may elect to accept additional shares of common stock and reduce the principal amount of the Note up to a maximum $2,450,000.00 reduction.

Liabilities to be assumed by the Company

                The Company will assume the following liabilities of Allergy Free as part of the Acquisition:

▪	Accrued liabilities totaling $23,408 as of January 31, 2004;

▪	Advances From and Payable to Conception Technologies totaling $83,149 as of January 31, 2004;

▪	ABC Radio contract totaling $78,980 as of January 31, 2004;

▪	Other Trade Accounts Payable totaling $57,817 as of January 31, 2004;

▪	Royalties payable totaling $1,887 as of January 31, 2004;

▪	Accrued property taxes totaling $2,834 as of January 31, 2004;

▪	Accrued legal fees totaling $1,150 as of January 31, 2004;

▪	Accrued audit and tax preparation fees totaling $2,755 as of January 31, 2004;

▪	Sales taxes payable totaling $3,122 as of January 31, 2004;

▪	Accrued paid time off totaling $24,220 as of January 31, 2004;

▪	Accrued salaries and wages totaling $11,656 as of January 31, 2004;

▪	Accrued commissions totaling $3,402 as of January 31, 2004;

▪	Accrued insurance totaling $7,951 as of January 31, 2004;

▪	Reserve for product returns $130,961 as of January 31, 2004; and

▪	Sales tax accrual for 2000-2002 totaling $28,000 as of January 31, 2004.

                In addition, the assumed liabilities will include all obligations under contracts and commitments listed in the Asset Purchase Agreement which the Company intends to honor.

Material Tax Consequences to the Company and its Shareholders

                The Acquisition may materially affect the Company and the Company shareholders for United States income tax purposes. The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the benefit of the Company’s current shareholders who would receive distributions of royalty payments (less costs and expenses of administering the royalty contracts and trust) equal to the shareholder’s ownership interest in the Company on the Record Date for the meeting.

                First, the transfer of the royalty rights to the trust by the Company will be treated as a taxable disposition (sale) at the fair market value of the royalty rights and the Company will recognize taxable gain equal to the difference between the Company’s basis in the rights and the fair market value. The fair market value of the rights is highly speculative and the Company has not incurred the expense of obtaining an appraisal of the rights. While the Company will recognize a gain upon the distribution, the Company believes any gain will be substantially offset by the Company’s net operating losses.

                Additionally, a distribution to the shareholders through the Trust, may, at least in part, be considered a taxable dividend to shareholders, if, at the end of the year, the Company has earnings and profits. The Company has no accumulated earnings and profits from prior years, but it will not be known until the end of the calendar year whether or not the Company will have earnings and profits for the current year. The Company is not expecting earnings and profits for the current year to be material. However, it is possible the Company could report some dividend income to the shareholders. If so, it is also possible that the amount of dividend income reported will exceed cash distributions, if any, to shareholders from the Trust for the current year. Any part of each shareholder’s proportionate share of the distribution which is not treated as a dividend will first reduce each shareholders’ basis in their stock and any excess of distributions over basis will be treated as a gain from the sale or exchange of property.

                THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE ACQUISITION. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE ACQUISITION TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. ACCORDINGLY, THE COMPANY STRONGLY URGES YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE ACQUISITION.

No Fairness Opinion

                The Company has not obtained the opinion of any financial advisor or other third party as to the fairness of the Acquisition to the shareholders of the Company from a financial point of view, or as to any other matters. The Company was advised by Cove Partners, LLC in connection with evaluating the transaction, but did not request or receive an opinion. The board of directors of the Company did not believe that obtaining such an opinion would be an appropriate use of corporate funds, considering the limited financial resources of the Company. Nevertheless, the Board of Directors of the Company believes that the Acquisition is in the best interests of the shareholders of the Company.

                Because of the absence of a fairness opinion, there will be no independent assurance from an expert that the consummation of the Acquisition is fair from a financial point of view to the shareholders of the Company.

THE ASSET PURCHASE AGREEMENT

                The following is a brief summary of the some of the material terms of the Asset Purchase Agreement. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of the Asset Purchase Agreement, which is attached as Exhibit A to this proxy statement. The exhibits to the Asset Purchase Agreement are not attached hereto, but are available for review upon request.

Representations and Warranties

                Allergy Free made representations, and warranties to the Company relating to:

▪	Allergy Free’s authority to enter into the Asset Purchase Agreement and the Agreement’s legally binding effect Allergy Free;

▪	Allergy Free’s organization and good standing;

▪	The members holding 100% of the interests in Allergy Free;

▪	The completeness of Allergy Free’s books and records;

▪	Allergy Free’s liabilities as of December 31, 2003;

▪	That Allergy Free has had no adverse or material changes to the way it operates its business;

▪	Allergy Free’s taxes;

▪	Title and liens regarding Allergy Free’s assets;

▪	Allergy Free’s interests in real property;

▪	Allergy Free’s patents, trademarks and copyrights;

▪	Allergy Free’s contracts and all of its commitments;

▪	Allergy Free’s inventory;

▪	Allergy Free’s accounts receivable;

▪	Allergy Free’s compliance with laws, restrictions, and permits;

▪	Allergy Free’s indebtedness to and from its employees;

▪	The validity of certain insurance policies in Allergy Free’s name;

▪	Litigation pending;

▪	Allergy Free compliance with environmental laws;

▪	Suppliers or Customers of Allergy Free affirming their commitments to remain suppliers and customers after the Acquisition;

▪	Allergy Free and its Members’ knowledge and experience in financial and business matters;

▪	Allergy Free’s truthfulness regarding the representations and warranties;

                The Company made representations and warranties to Allergy Free relating to, among other things:

▪	Due organization in good standing;

▪	Corporate authorization to enter into the Asset Purchase Agreement, enforceability of the Asset Purchase Agreement, required board of directors and shareholder approvals to complete the acquisition;

▪	Valid issuance of the Company common stock;

▪	The Company is in compliance with all SEC recording requirements;

▪	Disclosure of all liabilities;

▪	No adverse change in the Company’s business;

▪	All taxes are current;

▪	The Company has good and marketable title to all of its assets;

▪	The Company has disclosed all of its interests in real property;

▪	The Company has disclosed all information related to any patents, trademarks and copyrights;

▪	The Company has disclosed all of its material contracts and commitments;

▪	The Company has disclosed that it has no inventory;

▪	The Company has disclosed all information relating to its accounts receivables;

▪	The Company is in compliance with all laws, restrictions and permits;

▪	The compensation of and indebtedness to and from all of the Company’s employees and consultants;

▪	The Company has disclosed all information relating to insurance;

▪	The Company has disclosed all information relating to litigation;

▪	The Company has disclosed all information relating to environmental matters;

▪	The Company has disclosed it has no knowledge of customers or suppliers intent to cancel any products or supplies;

▪	The Company has represented and warranted that it has made no untrue statements of material facts regarding the Acquisition;

Competition and Non-Disclosure

                The Asset Purchase Agreement contains provisions prohibiting the Company and Allergy Free from engaging in business competitive with Allergy Free, disclosing information related to the business of Allergy Free other than to the Company, soliciting Allergy Free customers or suppliers with respect to products presently used by Allergy Free or to induce an employee to leave his or her employment with the Company. This agreement against competition and disclosure ends on December 31, 2006.

Additional Agreements

                In the Asset Purchase Agreement, the Company has agreed to issue to Allergy Free a Subordinated Convertible Note in the approximate amount of $2,817,500, Allergy Free may elect to accept additional shares of common stock in the Company as additional consideration and reduce the principal amount of the note up to a maximum reduction of $2,450,000. The Note’s maturity date is April 1, 2007 unless there is an event of default or some other unforeseen event which would require payment in full at an earlier date. Such events are described in the Note which is attached to the Asset Purchase Agreement which is attached to this Proxy. The Subordinated Convertible Note provides that Allergy Free will have the right to convert all or part of the principal and accrued interest outstanding into shares of the Company’s common stock. In the event of default, Allergy Free may declare all outstanding obligations payable by the Company under the Note to be immediately due and payable.

Employment Agreements

                The Company has agreed, following the Acquisition, to employ Scott Glenn (who is currently a member of Allergy Free) as its president and chief executive officer on the terms and conditions set forth in the Asset Purchase Agreement. Scott Glenn has agreed to accept stock options in lieu of salary as compensation for his service as president and chief executive officer of the Company. The Company shall also extend an offer to employ most of the employees of Allergy Free, who will be determined by the Company and Allergy Free prior to completing the Acquisition. If these employees of Allergy Free accept the Company’s offer of employment, they will be employed on an “at-will” basis following the Acquisition.

MANAGEMENT’S DISCUSSION OF THE COMPANY

Description of the Company’s Business

General

                Planet Polymer Technologies, Inc. is an advanced materials company that developed and licensed unique hydro-soluble polymer and biodegradable materials. In April 2003 the Company recovered in lieu of foreclosure the AQUAMIM® Metal Injection Molding technology and manufacturing assets previously sold to Ryer Industries, LLC, and by agreement dated May 1, 2003, resold the assets to Ryer Enterprises, LLC, a newly formed entity which intends to continue the commercial employment of the AQUAMIM® products. In addition, the Company has licensed to Ryer Enterprises, LLC, the patent rights relating to the AQUAMIM® products for royalties which will be payable monthly forty-five (45) days after the close of each month for eight (8) years after which the Company has agreed to transfer the patents to Ryer Enterprises, LLC, provided it is not in default.

                Effective January 15, 2004 BASF acquired CPG Technologies, the Fresh Seal® post harvest treatment business from Agway. Also, in January 2004 Agway sold its rights to the agricultural feed products marketed under the trademark Optigen® 1200 to Alltech. Management is hopeful that BASF and Alltech, which have greater financial resources than Agway, will be better able to successfully commercialize the FreshSeal® and Optigen® technologies in the commercialization of the Company’s EnviroPlastic CRT controlled-release technologies developed by Planet for Agway. During 2003, Planet’s activities were limited as the Company awaited and monitored the progress of Agway, Inc.

                Planet’s patented development technologies are listed below:

▪	EnviroPlastic CRT controlled-release technology - Polymer coating technologies for use other than agriculture and produce products

▪	EnviroPlastic Z - Biodegradable and compostable polymers

▪	Aquadro - Hydrodegradable (water dispersible) polyvinyl alcohol resin

▪	AQUAMIM® Metal Injection Molding - Moldable metal filled polymers

                Planet is currently not developing any new products. However, on March 18, 2004, Planet entered into an Asset Purchase Agreement with Allergy Free, LLC, pursuant to which Planet has agreed to acquire substantially all of the assets of Allergy Free, LLC. Allergy Free is engaged in the business of designing, manufacturing, selling and distributing consumer products for use by allergy sensitive persons. If the acquisition is approved by Planet’s shareholders and completed as contemplated by the Agreement, Planet, through personnel and facilities acquired from Allergy Free will continue Allergy Free’s business activities and seek to incorporate Planet’s polymer technologies and know-how into developing new products for the Allergy Free business. Investors are encouraged to review our report on Form 8K filed with the Securities and Exchange Commission on March 23, 2004, which discusses more thoroughly the terms of the proposed acquisition and which is available through EDGAR at www.sec.gov, and when available, the Company’s Proxy Statement which will also be available through EDGAR.

                Planet was incorporated under the laws of California in August 1991. Planet’s principal executive offices are located at 6835 Flanders Drive, Suite 100, San Diego, California 92121, and its telephone number is (619) 291-5694.

Products and Technologies of the Company

                Planet used its polymer chemistry expertise to provide water soluble and degradable technology-based solutions to the current and emerging needs of the agricultural market principally through its arrangement with Agway.

                EnviroPlastic® Controlled-Release Technology. Planet’s patented EnviroPlastic controlled-release technology is a proprietary polymer coating product line with broad application. One use application of this technology allows fertilizer to be controlled for release over 120 days. The Company has sought to develop strategic alliances with potential partners and customers and since 1995 Planet has had a license relationship with Agrium Inc. (“Agrium”) to conduct development work in the use of coatings of fertilizer products. In June 1999, the Company entered into an Amending Agreement with Agrium to allow Planet and Agway to pursue the development of certain technologies involving controlled-released coatings.

                This coating technology is also utilized to control the release and transfer rates of nitrogen and oxygen, to assist in controlling the ripening of fruits and vegetables. Planet entered into a licensing agreement with Agway in 1999 to develop commercial coatings for use on fruits, vegetables, floral and nursery applications that has resulted in the launch, in October 2000, of FreshSeal® coating for use on fruits and vegetables. Agway is in the early stages of the extended multi-year commercial rollout of this product family. Agway’s product reception and success to date in the marketplace has been encouraging and resulted in a very modest royalty-generating license in 2001. Effective January 15, 2004, Agway sold its rights to FreshSeal® to BASF AG.

                The Company has also been highly engaged in development work with Agway since 1999 on the use of its controlled-release technology for animal feed. It is being evaluated as a specialty coating for urea to allow for more efficient, controlled release of nitrogen for dairy cows. The product named Optigen®1200 by Agway’s Country Products Group, was in field testing while it petitioned the FDA for product approval as a feed additive. Effective January 2004, Agway sold its rights to Optigen® to Alltech.

                EnviroPlastic® Z Biodegradable and Compostable Plastics.  The Company’s patented EnviroPlastic Z materials are biodegradable and compostable polymers based on the polymer cellulose acetate. Product features include transparency, fast molding cycles, outstanding processability and controlled degradation rates from 3 months to 3 years. EnviroPlastic Z materials have been successfully injection molded and extruded into sheet film. EnviroPlastic Z materials are targeted for use in products in the packaging and the industrial markets.

                Aquadro® Water Soluble Plastics.  The Company’s patented Aquadro materials are a polyvinyl alcohol based compound family developed by Planet to provide cost effective product solutions for the medical disposable, industrial manufacturing and specialty packaging films markets. Aquadro can be manufactured into blown film, extrusion cast film, and injection molded products. Aquadro resins are highly versatile and can be engineered for flexible or rigid applications. Aquadro can also be designed to dissolve in hot or cold water environments. The development of Aquadro is an advancement of Planet’s patented EnviroPlastic H technology. No applications have been commercialized to date.

                AQUAMIM® Metal Injection Molding.  AQUAMIM® is designed for the production of precision metal components utilizing a water debinding process, which eliminates the need for hazardous solvents or acids. AQUAMIM® feedstock is a mixture of metal powders and the Company’s proprietary water soluble polymer binder. Various industrial and consumer products can be manufactured by the AQUAMIM® technology. The Company currently offers stainless steel compounds, 316L, 17-4PH, and 420; iron-nickel; tool steels M2, and M4; and heavy metal alloys, tungsten copper and tungsten carbide cobalt. The patents for AQUAMIM® are No. 5,977,230 and No. 6,008,281. Although the AQUAMIM® technologies were sold to Ryer Industries in 2001, in April 2003, Planet recovered these assets as a result of Ryer Industries default under a Forbearance Agreement and subsequently, on May 1, 2003, resold the AQUAMIM® technology to Ryer Enterprises, LLC.

Markets and Applications

                Agricultural Feed & Fruit/Vegetable Initiatives.  On March 25, 2003, the U.S. Bankruptcy Court gave its approval to Agway to enter into the two Sale and Licensing Agreements with the Company with respect to the Company’s agricultural feed and fruit/produce technologies. Under the agricultural feed agreement, Agway’s Country Products Group continued to market and develop the Company’s controlled-release technology for animal feed under the tradename Optigen 1200. The technology was being utilized in a product under field testing by Agway as a concentrated source of controlled release nitrogen for dairy cows while it petitions the FDA for product approval. In January 2004, Alltech purchased the rights to Optigen® from Agway. The global feed additive market is larger and Alltech has a significant presence in the market. Under the fruit/product agreement, Agway marketed FreshSeal in a niche of the global market for fruit and vegetable coatings. In January 2004, Agway transferred FreshSeal to BASF, who is already active in this market.

                Metal Injection Molded (MIM) Feedstocks.  The Company’s AQUAMIM® technology had been offered to the metals design and molded products communities by Ryer Industries, LLC, with whom the Company had a royalty agreement for technology sold to Ryer Industries in 2001. In April 2003, the Company recovered the technologies from Ryer Industries and on May 1, 2004 entered into a royalty agreement with Ryer Enterprises, LLC. AQUAMIM® technology offers both product enhancements and environmental benefits to alternative MIM formulations and traditional machining techniques of manufacturing metal products. Primary markets pursued include metal forming, die cutting tools, medical devices and recreational sports equipment.

Strategic Alliances

                To facilitate the development and commercialization of Planet’s products, Planet has pursued a strategy of aligning itself with a number of companies in the areas of product development and marketing.

                Agrium Technology Development and License Agreement.  In January 1995, Planet entered into a ten year technology and license agreement with Cominco Fertilizers Ltd., now named Agrium Inc., pursuant to which Agrium desired to have Planet conduct further development work on the use of coatings to control release of fertilizers and to protect products containing biological inoculants. Planet’s controlled-release technology polymer for fertilizer was developed for Agrium under this agreement. Under the terms of the agreement, Agrium owns all technology developed under the agreement, including, among other things, compositions of matter, new chemical complexes, association compounds, blends, mixtures or compositions of coating materials, or new products, or new processes relating thereto developed by Planet or by Agrium. In addition, Agrium has the exclusive right to grant licenses and sublicenses on the technology developed under the agreement to other parties. In return for the rights granted to Agrium, Agrium is required to pay royalties to Planet determined in accordance with the terms of the agreement. If proposal 2 in this proxy statement is approved by the Company’s shareholders, Planet’s right to receive royalties under the Agrium agreement will be transferred to a trust which will be established for the benefit of the Company’s current shareholders. Upon the establishment of the royalty trust, Planet will have no right to receive royalty payments. On June 23, 1999, Planet entered into an Amending Agreement with Agrium, Inc. to amend the Technology Development and License Agreement dated as of January 30, 1995. The Amending Agreement allows Planet to enter into an arrangement or agreement with Agway with respect to the development of technologies involving controlled-released fertilizer coatings. If Planet enters into such arrangements or agreements with Agway, then Planet will grant Agrium, among other items, an option to acquire a license and a right to produce, market and distribute such technologies on the same terms and conditions as those offered to Agway. If the royalty trust described in Proposal 2 of this proxy statement is approved by the Company’s shareholders, Planet would have no reason to pursue such an agreement with Agway.

                Agway (BASF and Alltech) Strategic Alliance.  In November 1998, Planet entered into a strategic investment agreement with Agway Inc. to assist in the funding of Planet Polymer Technologies, Inc. Through stock purchases and warrant exercises, Agway had accumulated more than 10% of the Company’s Common Stock. In May 2003, Agway assigned and transferred to the Company all of Agway’s shares of Planet Common Stock and no longer holds any stock in the Company.

                Contemporaneously with Agway’s investment, Planet and Agway entered into an agreement relating to the funding by Agway of a feasibility study of Planet’s polymer technology for use in agricultural products, other than fertilizers and other biological products, and food products. Under the terms of the feasibility study agreement, Planet was reimbursed for qualifying research and development costs related to staffing, materials, equipment, equipment time, outside testing and travel from Agway.

                Also in November 1998, Planet granted Agway an exclusive worldwide license to all current and future products that utilize Planet’s polymer technology for agricultural and food related purposes, other than products already covered by existing agreements. Agway’s field of business is broadly related to agricultural products and food products, but does not include fertilizers for purposes of the license. In March 2000, Planet and Agway entered into a sub-agreement with respect to animal feed products incorporating Planet’s patented/patent pending coatings and/or polymer systems. Also in March 2000, Planet and Agway entered into another sub-agreement with respect to Planet’s patented/patent pending coatings and/or polymer systems sold for use on fruits, vegetables, floral and nursery items.

                In a letter agreement dated November 14, 2000 Planet agreed to sell, assign and transfer to Agway the patent rights related to controlled release technology for animal feed and fruit/produce initiatives, involving four (4) patents and/or applications, for cash and the royalty payments equal to the payments Planet would otherwise be entitled to receive pursuant to its existing license agreements dated November 12, 1998 and Sub-Agreements dated March 1, 2000. Concurrently, Agway agreed to grant Planet an irrevocable, exclusive, worldwide, royalty-free license to use and commercially exploit all rights related to the patents for all uses other than food and agricultural initiatives. The License term was to be for the life of the patents and any patents derived from the patents.

                On October 1, 2002, Agway, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sub Agreement covering the FreshSeal technology and license provided for a minimum royalty of $300,000 on or before October 31, 2002 to maintain exclusivity. This payment was not received or accrued by Planet. Pursuant to the Sub-Agreement, Planet notified Agway that the payment was not received. Under the terms of the Sub-Agreement, Agway had sixty (60) days during which Agway could make the necessary payment and retain market exclusivity for this technology. Agway did not make payment of the minimum royalty as of December 31, 2002. As a result of this failure by Agway to make payment, Planet has the right to issue additional non-exclusive licenses for this technology to other interested parties in the fruit, vegetable, nuts and flowers segments of the agricultural products industry. If the royalty trust described in Proposal 2 of this proxy statement is approved by the Company’s shareholders, Planet would have no reason to issue additional licenses.

                To consummate the sale and assignment contemplated by the letter agreement dated November 14, 2000, the Company and Agway agreed on the form of two separate Sale and Licensing Agreements with respect to the agricultural feed technologies and the fruit/produce technologies. On March 25, 2003 the U.S. Bankruptcy Court gave its approval to Agway to enter into the two separate Sale and Licensing Agreements with the Company. Under the Sale and Licensing Agreements, the Company confirmed (i) the assignment of its agricultural feed related patent rights and fruit/produce related patent rights and (ii) the license of its technology related to the agricultural feed products and fruit/produce products, to Agway. In return, the Company received an up-front payment of $30,000 for its execution of the agricultural feed agreement and a payment of $100,000 for its execution of the fruit/produce agreement. The amended agreements also call for the Company to receive future royalty payments based on varying percentages of future revenues generated by Agway from sales of related products. During the year ended December 31, 2003, the Company received royalties in the amount of approximately $1,400 from the sales of the underlying products. If Proposal 2 in this proxy statement is approved by the Company’s shareholders, Planet’s right to receive royalties from future revenues generated by Agway will be transferred to a trust which will be established for the benefit of the Company’s current Shareholders. Upon the establishment of the royalty trust, Planet will have no right to receive royalty payments. Agway granted the Company exclusive, irrevocable, worldwide, royalty-free limited licenses to use the assigned patents rights for uses other than food and agricultural initiatives. In connection with the agricultural feed agreement, Agway also agreed to assign and transfer to the Company all of Agway’s shares of Planet capital stock (3,000,000 shares). Effective January 15, 2004, Agway entered into an agreement to sell all of the assets of its FreshSeal business, which include the fruit/produce patent rights assigned by the Company, to BASF. Also, in January 2004, Agway sold all of its right and interest to

Optigen® to Alltech. Management cannot assure that the Company will receive significant, if any, royalties and monies under these Sale and Licensing Agreements.

                Ryer Industries LLC Strategic Alliance.  On December 28, 2001, the Company sold certain assets of the Company relating to its Metal Injection Molding (“MIM”) business, including intellectual property, technology, manufacturing equipment and raw material and finished goods to Ryer Industries LLC (“Ryer Industries”). In consideration of these assets, Ryer Industries agreed to pay to the Company cash in the amount of $328,157, plus a royalty of 6% on sales of custom feedstocks sold during the period January 1, 2002 and December 31, 2009. Additionally, Ryer Industries had agreed to pay the Company a royalty on all tungsten carbide feedstock sales in the amount of $2.50 per net pound during the period July 1, 2002 and June 30, 2010. Ryer Industries and the Company also entered into a Consulting Agreement for consulting services related to the business and technology sold to Ryer Industries.

                In August 2002, Ryer Industries defaulted on its required payments. In October 2002, the Company and Ryer Industries entered into a Forbearance Agreement which modified the payment schedule for the remaining obligations to the Company with payments beginning in December 2002 and continuing through April 2003. Royalty payments associated with sales from these technologies were deferred and were scheduled to resume in December 2002. The Forbearance Agreement provided that if Ryer Industries defaulted, the Company would be allowed to enforce the Confession Judgment given by Ryer Industries to the Company in connection with the Forbearance Agreement, which provided among other things, for turnover to the Company of the assets sold by the Company to Ryer Industries. In January 2003, Ryer Industries again requested a refinancing of the monies due Planet under the Forbearance Agreement. Planet accommodated Ryer Industries in this request by amending the Forbearance Agreement and structuring a payment schedule beginning in February 2003 and continuing through July 2003. After making the required payment in February 2003, Ryer Industries failed to make requisite payment for March 2003. Pursuant to the Forbearance Agreement, Planet in April 2003, recovered all of the assets previously sold to Ryer Industries under the December 28, 2001 agreement.

                Ryer Enterprises, LLC Strategic Alliance.  By agreement dated May 1, 2003, the Company resold certain assets relating to its MIM business to Ryer Enterprises, LLC, a newly formed entity which intends to continue the commercial employment of the AQUAMIM® products. In addition, the Company has licensed to Ryer Enterprises, LLC, the patent rights relating to the AQUAMIM® products for royalties which will be payable monthly forty-five (45) days after the close of each month for eight (8) years after which the Company has agreed to transfer the patents to Ryer Enterprises, LLC, provided it is not in default. Subsequent to December 31, 2003, the Company agreed to forbear the February and March payments from Ryer Enterprises in exchange for a two (2) month extension to the eight (8) year royalty stream plus a royalty payment equal to a one-half (1/2) month payment.

                Planet will continue to investigate and entertain developing other strategic relationships that may help it promote its products or that might extend the range of product solutions provided by Planet’s technologies. There can be no assurance that any such agreements will result in any development and license agreements or commercial relationships. There can be no assurance that Planet will be able to negotiate acceptable customer relationships in the future, or that its existing joint development and licensing agreements will be successful. There can also be no assurance that Planet and its potential strategic partners will be able to develop any products or that the new products, if developed, and their pricing will be acceptable to customers.

Sales and Marketing

                Planet now relies entirely on BASF and Alltech to market Planet’s products and technologies with respect to the Company’s EnviroPlastic CRT controlled-released technologies for agricultural feed and produce, and upon the strategic marketing alliance it has with Ryer Enterprises, LLC to market the Company’s products and technologies with respect to the Company’s AQUAMIM® technologies. If the royalty trust described in Proposal 2 of this proxy statement is approved by the Company’s shareholders, Planet’s interests in the technologies and products described on this paragraph will be transferred to a royalty trust established for the benefit of the Company’s shareholders.

Competition

                The amounts of royalties and monies Planet receives from its strategic partners may depend on the competition faced by those strategic partners. In the manufacture and marketing of controlled-release coatings there are a variety of competitors and products. Planet believes that its EnviroPlastic controlled-release technology marketed by its strategic partners can be a lower cost and more effective alternative that can be targeted towards a broad agricultural market. If Proposal 2 in this proxy statement is approved by the Company’s shareholders, Planet’s right to receive royalties from its strategic partners will be transferred to a trust which will be established for the benefit of the Company’s current shareholders. Upon the establishment of the royalty trust, Planet will then have no right to receive royalty payments.

                There are also numerous competitors and products in the market for feedstocks for Metal Injection Molded products which compete with the AQUAMIM® technology.

                There can be no assurance that the potentially competitive technologies will not obtain a significant market share prior to the commercialization of Planet’s products by Planet’s strategic partners. The development of a competing or superior technology or the commercialization of such technology by any one of the potential competitors of Planet’s strategic partners could have a material adverse effect on the amount of royalties or monies, if any, Planet receives.

Manufacturing and Suppliers

                Planet has no in-house manufacturing activities.

Research and Development

                The Company incurred no research and development expenses for the year ended December 31, 2003. Unless and until the Allergy Free acquisition is completed, the Company anticipates limited or no further research and development activities on new products.

Intellectual Property and Proprietary Technologies

                Planet believes that the Company has created an attractive portfolio of unique, patented and potentially patentable intellectual property in the area of environmentally sensitive polymers and advanced materials. Planet maintains either ownership, licensing or strategic alliance relationships with various partnering companies to commercialize and protect these valued intellectual assets. Planet will continue to maintain patent and trademark protection for such inventions, improvements and enhancements as appropriate. If Proposal 2 in this proxy statement is approved by the Company’s shareholders, Planet’s right to receive royalties from its strategic partners will be transferred to a trust which will be established for the benefit of the Company’s current shareholders. Upon the establishment of the royalty trust, Planet will then have no right to receive royalty payments.

                As previously discussed in this report, Planet has transferred the rights to commercially exploit and market and sell products and intellectual property rights to its principal technologies to third parties. In general, these third parties own, or subject to certain conditions has the right to acquire ownership of, the patents protecting Planet’s proprietary technologies and so long as these third parties perform their obligations with their respective agreements, Planet’s interest in the technologies is limited to the right to receive certain royalty payments.

                There can be no assurance that Planet’s pending patent applications will be approved, that Planet will develop additional proprietary materials or processes that are patentable, that any patents issued to Planet or any of its licenses will provide Planet with competitive advantages or will not be successfully challenged by third parties or that the patents of others will not have an adverse effect on the ability of Planet to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of Planet’s processes or design around the patented materials developed by Planet. Planet believes that its products, patents, trademarks and other proprietary rights do not infringe the property rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future. It is possible that Planet may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to Planet’s technology. There can be no assurance that licenses under such patents would be made available to Planet on acceptable terms, if at all, or that Planet would prevail in any such contest. In addition, Planet could incur substantial costs defending itself in suits brought against the Company with respect to patents or in bringing suits against other parties.

Government Regulation

                Some end products into which Planet’s products are incorporated may be subject to significant regulation and approval by federal, state and local entities such as the Food and Drug Administration and the Environmental Protection Agency. Similar regulatory agencies exist worldwide. Planet may be required to provide its strategic partners with technical information on its products to be used by their customers in the regulatory process. Planet’s strategic partners and their customers will have primary responsibility for obtaining any required governmental approvals. The approval process could be costly and lengthy and potential sales of Planet’s products could be significantly delayed and/or eliminated as to end products subject to such regulatory approval.

Employees

                During the year ended December 31, 2003, the Company had no employees. Since January 1, 2003, four persons have provided consulting services to Planet, one engaged in as-required research and development activities and three in limited or part time administrative activities.

Risk Factors

                History of Operating Losses.  The Company has never realized operating profits. For the year ended December 31, 2002, the Company had net losses of approximately $667,000. For the year ended December 31, 2003, the Company had an operating loss of approximately $220,000, but had net income of approximately $71,000 due to a gain realized on the sale of assets. As of December 31, 2003, we had an accumulated deficit of approximately $14.3 million. Since inception, Planet has generated minimal revenues from product sales.

                Future Capital Needs; Uncertainty of Additional Funding. The Company’s future capital requirements will depend on when and if the Allergy Free acquisition is completed and on many other factors, including

▪	the timing of market acceptance of Company products, including products acquired from Allergy Free;

▪	competing technological and market developments;

▪	the costs involved in filing, prosecuting and enforcing patent claims, and

▪	the receipt of note payments and earned royalties, if any.

                We anticipate that our existing resources will be sufficient to maintain our scaled back operations through at least May 31, 2004. We cannot guarantee that changes in our plans or other events affecting our projected expenses will not result in the expenditure of such resources before such time.

                We intend to seek additional funding through a private equity offering in connection with the Allergy Free acquisition and may explore funding through other public or private equity or debt financing. We cannot guarantee that additional financing will be available on acceptable terms, or at all. Insufficient funds may require the Company to file for bankruptcy protection under Chapter 11 or Chapter 7 of the Bankruptcy laws.

                Allergy Free Acquisition Might Not be Completed.   There are many conditions to the completion of the Allergy Free acquisition, including, without limitations, approval of the Company shareholders. If the transaction is not completed, the costs and expenses incurred by Planet in connection with pursuing the transaction will exceed Planet’s currently available funds to pay such expenses, which will heighten the Company’s need for additional funding.

                Continued Quotation On Over-the-Counter Bulletin Board.  Planet stock was delisted from the Nasdaq SmallCap Market effective July 19, 2001, and became traded on the Over-the-Counter Bulletin Board on September 7, 2001, trading under the symbol (POLY.OB).

                Penny Stock Regulations.  With the delisting from Planet’s Common Stock from the Nasdaq SmallCap Market and subsequent listing on Over-the-Counter Bulletin Board, trading in our Common Stock is subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of our Common Stock and the ability purchasers of our Common Stock to sell such shares in the secondary market.

                Uncertainty of Market Acceptance.  Our success prior to the Allergy Free acquisition and thereafter if the acquisition is not completed will be largely dependent upon the royalties and monies we receive from licensing agreements as a result of the commercial acceptance of our technologies by the various industries targeted by our products. There can be no certainty as to the amount of time required to achieve full-scale commercialization, and the commercialization process of any new product could take several years. We cannot guarantee that our products will receive broad market acceptance as an economically acceptable alternative. Broad market acceptance of our products will depend upon the ability of our strategic partners to demonstrate to potential customers that our products can compete favorably with alternative solutions. As in 2002, in 2003 the Company focused on research and development and commercial support for Agway’s FreshSeal commercial program and Agway’s Optigen 1200 development activities. The Company no longer has a relationship with Agway. In 2004, the Company will be focused on working with BASF to promote Fresh Seal® and Alltech to promote Optigen®. In addition, beginning in 2003, the Company focused on research and development, and commercial support for Ryer Enterprises AQUAMIM® Metal Injection Molding commercialization. If the Allergy Free acquisition is completed rights of the Company to receive royalties from existing technology will be transferred to a trust for the benefit of Planet shareholders prior to the acquisition and no longer available to Planet.

                Reliance on Strategic Relationships. Our technologies are designed to serve multiple industries. An important part of our strategy is to promote acceptance of our products through technology and product alliances with certain strategic partners and their customers. Our dependence on these customers raises certain risks with respect to the future success of our business. Our success is dependent on the successful completion and commercial deployment of our products and on the future commitment of these customers to our products and technology. We cannot guarantee that our collaboration with these partners and their customers will result in products that are accepted by the customers or widely accepted in the marketplace.

                Uncertainty of Protection of Patents and Proprietary Rights.  Planet relies on a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements to establish and protect our proprietary rights. We have filed and intend to file applications as appropriate for patents covering our products. We cannot guarantee that patents will issue from any of the pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. In addition, we cannot guarantee that any issued patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, we cannot be certain that we were the first creator of inventions covered by our issued patents or pending patent applications, that we were the first to file patent applications for such inventions, or that we are not infringing on the patents of others, which may subject us to claims of patent infringement. Despite our efforts to safeguard and maintain our proprietary rights, we cannot guarantee that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

                Shares Eligible for Future Sale.  Sales of substantial amounts of our Common Stock in the public market or the prospect of such sales by existing shareholders could materially adversely affect the market price of our Common Stock. As of December 31, 2003, we had outstanding 6,207,884 shares of Common Stock. Virtually all of our outstanding shares of Common Stock are either registered and therefore freely tradable or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

                Government Regulation.  Certain end products into which our products are expected to be incorporated are subject to extensive government regulation in the United States by federal, state and local agencies including the EPA and FDA. Similar regulatory agencies exist worldwide. Our customers who incorporate our products into consumer products will bear primary responsibility for obtaining any required regulatory approvals. The process of obtaining and maintaining FDA and any other required regulatory approvals for products is lengthy, expensive and uncertain, and regulatory authorities may delay or prevent product introductions or require additional tests prior to introduction. We cannot guarantee that changes in existing regulations or the adoption of new regulations will not occur, which could prevent us or our customers from obtaining approval or delay the approval of various products or could adversely affect market demand for our products.

                Product Liability.  Product liability claims may be asserted against us in the event that the use of our products or products which incorporate our products are alleged to have caused injury or other adverse effects, and such claims may involve large amounts of alleged damages and significant defense costs. We do not maintain product liability insurance. If we obtain product liability insurance in the future, we cannot guarantee that the liability limits or the scope of our insurance policy would be adequate to protect against such potential claims. Additionally, we may not be able to obtain product liability insurance. Whether or not we obtain such insurance, a successful claim against us could have a material adverse effect on us. In addition, our business reputation could be adversely affected by product liability claims, regardless of their merit or eventual outcome.

                Absence of Dividends.  We have not paid any cash dividends on our Common Stock since our inception and do not anticipate paying cash dividends in the foreseeable future.

DESCRIPTION OF PROPERTY

                Our executive offices are located in approximately 5,000 square feet of leased office space located at 6835 Flanders Drive, Suite 100, San Diego, California, 92121, subject to a month-to-month sublease.

LEGAL PROCEEDINGS

                None

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                The Company’s Common Stock trades on the OTC.BB under the symbol “POLY.OB.”  The following table sets forth the high and low sales prices of the Company’s Common Stock for the period from January 1, 2001 through December 31, 2003 as furnished by the OTC.BB. These prices reflect prices between dealers without retail markups, markdowns or commissions, and may not necessarily represent actual transactions:

	HIGH	LOW
2001

First Quarter	$1.875	$0.344
Second Quarter	$0.688	$0.350
Third Quarter	$0.430	$0.110
Fourth Quarter	$0.190	$0.040

2002

First Quarter	$0.350	$0.110
Second Quarter	$0.250	$0.130
Third Quarter	$0.150	$0.130
Fourth Quarter	$0.170	$0.030

2003

First Quarter	$0.080	$0.010
Second Quarter	$0.100	$0.050
Third Quarter	$0.060	$0.050
Fourth Quarter	$0.070	$0.030

                On March 22, 2004, the last reported sale price of the Company’s Common Stock on the Over-the-Counter Bulletin Board was $0.06. As of March 22, 2004, there were approximately 177 holders of record of the Company’s Common Stock with 6,207,884 shares outstanding. The market price of shares of Common Stock, like that of the common stock of many other emerging growth companies, has been and is likely to continue to be highly volatile.

                The Company has never declared or paid a cash dividend. The Company has not paid and does not intend to pay any Common Stock dividends to Common Stock shareholders in the foreseeable future and intends to retain any future earnings to fund the Company’s operations. Any payment of dividends in the future will depend upon the Company’s earnings, capital requirements, financial condition and such other factors as the Board of Directors may deem relevant.

                However, in connection with the Allergy Free acquisition, if it is consummated, the Company intends to distribute to holders of record of the Company’s common stock as of the record date for the meeting called to vote on approval of the acquisition, the right to receive royalties under the agreements relating to the Company’s AQUAMIM, Optigen, and FreshSeal product technologies investors should read the Proxy Statement to be filed and distributed in connection with soliciting proxies for approval of the acquisition for a discussion of the tax consequences of this distribution.

                In May 2003, in connection with the agricultural feed agreement, Agway assigned and transferred to the Company all of Agway’s shares of Planet Common Stock, reducing the current outstanding Common Stock from 9,207,884 to 6,207,884 outstanding.

RECENT SALES OF UNREGISTERED SECURITIES

                No shares were issued or sold by the Company during 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

                Except for the historical information contained herein, the discussion in this report contains forward-looking statements that involve certain risks and uncertainties. The Company’s actual results could differ materially from those discussed in this report. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Item 1 - Description of Business,” including the section therein entitled “Risk Factors,” this Item 6, and those discussed in any documents incorporated herein by reference.

                Since the Company was founded in 1991, with the exception of resources expended in connection with the purchase and ongoing operation of Deltco, substantially all of the Company’s resources have been devoted to the development and commercialization of its technologies and products. This has included the expenditure of funds to develop the Company’s corporate infrastructure, support the Company’s marketing efforts and establish a pilot production facility, in addition to research and development. In January 2000, Planet sold its wholly-owned subsidiary, Deltco, a manufacturer and reprocessor of plastic resins located in Ashland, Wisconsin. Planet incurred operating losses since inception through December 31, 2002. For the year ended December 31, 2003, Planet showed a net income of approximately $71,000 and reduced its accumulated deficit from approximately $14.4 million to approximately $14.3 million.

                On March 18, 2004, the Company and Allergy Free, LLC, a California limited liability company (“Allergy Free”), entered into an Asset Purchase Agreement (“Agreement”) in which the Company will acquire substantially all assets of Allergy Free and assume certain of the liabilities of Allergy Free, for which the Company will provide the following consideration; a subordinated note in the principal amount not to exceed approximately $2.8 million for a term of 3 years and not less than 28,193,900 shares of Common Stock in Planet.

                Immediately prior to the Closing, the Company will distribute to a trustee for the benefit of Company Shareholders of record as of April 15, 2004 (“Trust”), the right to receive all royalties payable to the Company pursuant to those certain Sale and Licensing Agreements between the Company and Agway, Inc., relating to Planet’s FreshSeal® and Optigen® technology and that certain Purchase, Sale and License Agreement between the Company and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology.

                The Agreement is subject to a number of conditions set forth in the Agreement including without limitation, approval of Planet shareholders, approval of Allergy Free members, a 50 to 1 reverse stock split, the receipt of a “No Action Letter” from the SEC relating to the distribution of the right to receive royalty payments to the Trust, the hiring of Scott L. Glenn as President and Chief Executive Officer of the Company, and an executed consulting agreement with Dr. Robert Petcavich.

The Application of Critical Accounting Policies

                Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                Revenue Recognition - Product sales revenue is recognized when all of the following conditions are met: the product is shipped, Planet has the right to invoice the customer at a fixed price, the collection of the receivable is probable and there are no significant obligations remaining. Research and development revenues from customers other than Agway and reimbursement of research and development costs by Agway are not refundable if the research is unsuccessful. The research and development revenues from customers other than Agway are recognized when services have been rendered and any related products have been shipped, at which time the customer is obligated to pay for those services. The revenues for reimbursed research and development costs for Agway are recognized when costs related to services performed and any related products have been shipped, at which time Agway is obligated to reimburse these costs. Royalties are recognized when the amounts are determinable and collectibility is assured.

                Research and Development - Company sponsored research and development costs related to future products and redesign of present products are expensed as incurred.

                Patents, Trademarks, and License Agreements - Costs incurred to obtain patents, trademarks, and license fees, principally legal fees, are capitalized. The Company amortizes these costs on a straight-line basis over fifteen years.

                Long-Lived Assets - Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

Related Party Transactions

                On January 11, 1999 Agway became a beneficial owner of more than 10% of the Company’s Common Stock. Agway retained this interest until December 2003, when, Agway assigned and transferred to the Company all of Agway’s shares of Planet Common Stock. Currently, Agway holds no equity interest in the Company.

                In November 1998, the Company and Agway entered into an agreement relating to the funding by Agway of a feasibility study (the “Feasibility Agreement”) of the Company’s polymer technology for use in agricultural products (other than fertilizers and certain biological products) and food products. Under the terms of the Feasibility Agreement, Planet will be reimbursed for certain qualifying research and development costs relating to such applications. During 2002, the Company recorded revenues for reimbursed research and development costs of $102,839 from Agway under the Feasibility Agreement.

                Also in November 1998, the Company granted Agway an exclusive worldwide license in connection with the Company’s technology for time-release coatings for a variety of agricultural and food products (the “License Agreement”). The License Agreement outlines the general terms and conditions for the rights granted Agway thereunder. The Company and Agway agreed to execute further sub-agreements specifying the royalties to be paid to the Company for Agway’s use of the Company’s technology with certain products. In March 2000, the Company and Agway entered into a Sub-Agreement with respect to animal feed products incorporating Planet’s patented/patent pending coatings and/or polymer systems. Also in March 2000, the Company and Agway entered into another Sub-Agreement with respect to Planet’s patented/patent pending coatings and/or polymer systems sold for use on fruits, vegetables, floral and nursery items. During 2001, the Company received a $100,000 royalty payment from Agway. After receiving proceeds from Agway, pursuant to its royalty payment in October 2001, the Company was required to pay a $6,000 cash transaction fee to an advisor. This payment was made on January 24,

2002 and shown in accounts payable at December 31, 2001. No royalties were received or accrued by the Company under the agreement with Agway in 2002.

                On October 1, 2002, Agway, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sub Agreement covering the FreshSeal® technology and license provided for a minimum royalty of $300,000 on or before October 31, 2002 to maintain exclusivity. This payment was not received or accrued by Planet. Pursuant to the Sub-Agreement, Planet notified Agway that the payment was not received. Under the terms of the Sub-Agreement, Agway had sixty (60) days during which Agway could make the necessary payment and retain market exclusivity for this technology. Agway did not make payment of the minimum royalty as of December 31, 2002. As a result of this failure by Agway to make payment, Planet had the right to issue additional non-exclusive licenses for this technology to other interested parties in the fruit, vegetable, nuts and flowers segments of the agricultural products industry.

                To consummate the sale and assignment contemplated by the letter agreement dated November 14, 2000, the Company and Agway agreed on the form of two separate Sale and Licensing Agreements with respect to the agricultural feed technologies and the fruit/produce technologies. On March 25, 2003, with the approval of the U.S. Bankruptcy Court, the Company and Agway entered into the two separate Sale and Licensing Agreements. Under the Sale and Licensing Agreements, the Company confirmed (i) the assignment of its agricultural feed related patent rights and fruit/produce related patent rights and (ii) the license of its technology related to the agricultural feed products and fruit/produce products, to Agway. In return, the Company received an up-front payment of $30,000 for its execution of the agricultural feed agreement and a payment of $100,000 for its execution of the fruit/produce agreement, and will also receive a sales royalty based on net revenues generated from product sales. Agway also granted the Company exclusive, irrevocable, worldwide, royalty-free limited licenses to use the assigned patents rights for uses other than food and agricultural initiatives. In connection with the agricultural feed agreement, Agway also agreed to assign and transfer to the Company all of Agway’s shares of Planet capital stock. Under the fruit/produce agreement, Agway entered into an agreement to sell all of the assets of its FreshSeal® business, which include the fruit/produce patent rights assigned by the Company, to BASF. In January 2004, Agway also sold all of its right and interest in Optigen® to Alltech. Management cannot assure that the Company will receive significant, if any, royalties and monies under these Sale and Licensing Agreements.

New Accounting Pronouncements

                Recent Accounting Pronouncements.   Statement of Financial Accounting Standards SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity Interpretation No. 46 (FIN46),” “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51,” and FIN46(R) which revised certain provisions of FIN46, were recently issued. SFAS No, 149 and 150 FIN 46 and FIN46(R) have no current applicability to us or their effect on the financial statements would not have been significant.

                The adoption of these new pronouncements did not have or is not expected to have a material effect on the Company’s financial position or results of operations.

Results of Operations

                The Company’s revenues increased approximately $13,000 to approximately $175,000 for the year ended December 31, 2003, from approximately $162,000 for the year ended December 31, 2002. This increase is primarily due to the restructuring of the Company’s agreements with Agway, Inc., pursuant to which Agway paid the Company certain royalty and other payments for 2003.

                Cost of revenues decreased approximately $105,000 to approximately $5,000 for the year ended December 31, 2003, from approximately $110,000 for the year ended December 31, 2002. This decrease was primarily due to the fact the Company no longer directly sells any products.

                General and administrative expenses decreased $78,000 to approximately $390,000 for the year ended December 31, 2003, from approximately $468,000 for the year ended December 31, 2002. This decrease was primarily attributable to the reduction of all remaining staff which was offset in part by increased legal expenses related to the restructuring of the agreements with Agway and the recovery and sale of the AQUAMIM technology and assets.

                The Company incurred no marketing expenses for the year ended December 31, 2003, resulting in a decrease of approximately $100,000 for the same period ending December 31, 2002. The Company anticipates limited or no further marketing activities, until the Allergy Free acquisition is completed.

                The Company incurred no research and development expenses for the period ended December 31, 2003, compared to approximately $118,000 for the year ended December 31, 2002. The Company anticipates limited or no further research and development activities on new products.

                Other income, net, increased approximately $262,000 to approximately $291,000 for the year ended December 31, 2003, from approximately $29,000 for the year ended December 31, 2002. This increase was primarily attributable to the gain on sale of technology and fixed assets to Ryer Enterprises.

                The Company’s net income increased to approximately $71,000 for the year ended December 31, 2003, compared to a net loss of approximately $667,000 during the year ended December 31, 2002.

                As of December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $12,600,000 and for California state tax purposes of approximately $3,500,000. During the period from 1998 through 2000, certain ownership changes occurred. As a result, the Company’s annual utilization of net operating loss and tax credit carryforwards may be limited as defined by Sections 382 and 383 of the Internal Revenue Code. Due to the possible limitation under Sections 382 and 383 of the Internal Revenue Code and Planet’s lack of historical earnings, the Company has recorded a full valuation allowance for deferred tax assets. Utilization of loss carryforwards will be further limited by the change of control that will occur on completion of the Allergy Free acquisition.

Liquidity and Capital Resources

                The Company used approximately $140,000 for continuing operations for the year ended December 31, 2003. Such funds were used primarily for administrative support.

                Net cash provided by investing activities of approximately $138,000 for the year ended December 31, 2003 primarily resulted from payments on notes receivable and the sale of assets.

                The Company incurred no expenses related to financing activities for the year ended December 31, 2003.

                The Company does not believe that its existing sources of liquidity and anticipated revenue will satisfy the Company’s projected working capital and other cash requirements through December 31, 2004. In connection with the Allergy Free acquisition, the Company plans to raise approximately $2.0 million in a private equity placement. The ability of the Company to raise this additional capital will be dependent on many factors, including how investors in the private equity markets evaluate the combination of the Company with Allergy Free and the combined companies’ prospects going forward. Therefore the Company’s ability to raise $2.0 million of additional capital is uncertain and the Company and Allergy Free may proceed with the acquisition whether or not such additional capital is raised. If the Company is unable to complete the Allergy Free acquisition and raise additional capital, legal and accounting expenses incurred by the Company in connection with the transaction will exceed the liquid assets of the Company to pay such expenses and the Company will need to raise additional capital, explore alternative transactions, or reach agreements with the service providers to provide for the payment of these expenses. Management cannot provide any assurance that the Company will be successful in satisfying future working capital and other cash requirements past May 31, 2004. If it cannot, the Company may have to cease operations and liquidate its assets and liabilities and prepare its financial statements on a liquidation basis instead of a going concern basis.

FINANCIAL STATEMENTS

                Please see the Company’s Form 10-KSB which was filed with the SEC on March 30, 2004, a copy of which is attached hereto as Exhibit B for our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

                None

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

                We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. As of December 31, 2003, we carried out an evaluation, under the supervision and the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the design and operation of these disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting him to material information relating to the Company required to be included in our periodic SEC filings.

Changes in Internal Controls

                There were no significant changes in internal controls or other factors that could significantly affect our internal controls subsequent to the date of our evaluation.

ALLERGY FREE’S BUSINESS

ALLERGY FREE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

 Description of Allergy Free’s Business

General

               Allergy Free is a California limited liability company which is engaged in the business of designing, manufacturing, selling, and distributing common products for use by allergy sensitive persons, including, without limitation, air filters, bedding and similar products. Allergy Free’s business strategy is primarily based upon promotion of products directly to the consumer by telemarketing to its database of customers who have purchased the Allergy Free Electrostatic Filter. In addition, Allergy Free continues to pursue co-marketing opportunities with appropriate partners in order to increase consumer awareness and expand its customer base.

                The allergy avoidance product industry provides products and information that help people suffering from allergies or asthma to reduce the level of exposure to allergens in their environment. Market categories include; air quality, mold and mildew, dust mite exposure and other allergens. Market segments include; direct to consumer sales, physician directed sales and retail. Competitors include National Allergy Supply, Mission Allergy, Allergy Control Products, Allergy Buyers Club, 3M and Sharper Image.

Products and Technologies of Allergy Free

                Allergy Free’s products include:

                Airborne Product Category

        Permanent Electrostatic Furnace and Air Conditioner Filters
        Disposable Furnace and Air Conditioner Filters
        Vent Filters
        Flexible Filters
        Filter Cleaner
        Room (HEPA) Air Cleaners

                Dander, Dust and Dust Mite Product Category

        Bed and Pillow Encasings
        Hypoallergenic Pillows
        Anti-Allergen Products
        Carpet Treatments
        Electrostatic Mops and Dusters
        HEPA Filtered Vacuum Cleaners
        Dander Reducing Treatments

                Mold Product Category

        Dehumidifiers
        Moisture Control Products
        Mildew Resistant Shower Curtains and Bath Mats

Licensed Technology and Intellectual Property

                 Allergy Free licenses technology associated with the production of its Aller Pure Gold Permanent Electrostatic Filter.

Customers of Allergy Free

                Allergy Free’s primary customer is the residential consumer. In excess of one million customers in this category have purchased products from Allergy Free. Additionally, but on a very limited basis, Allergy Free sells products to Physicians Offices as well as HVAC Service and Duct Cleaning businesses.

Suppliers of Allergy Free

                Primary suppliers of Allergy Free include:

American Metal Filters (Permanent Electrostatic Filters)
Lifetime Filters (Disposable Filters)
J. Lamb (Bedding Encasings)
Austin Company (Room Air Cleaners)

Sales and Marketing

                Allergy Free employees manage sales and marketing functions. Outside resources are hired on an as-needed basis to augment the internal effort.

Employees of Allergy Free

                Full and Part Time Employee Roster as of April 1, 2004

Glenn, Scott	President
Kahn, Shaunna	VP, Sales & Marketing
White, Leslie	Controller
Wade, Tina	Sales Manager
Glazer, Tina	Sales Lead
Repsch, Ann	Customer Service
Borromeo, Irene	Purchasing
Krivoshia, Kyle	Shipping/ Receiving
Baltazar, Hector	Telemarketer
DeHoog, Melinda	Telemarketer
Neal, Rickey	Telemarketer
Reyes, Jennifer	Telemarketer
Swiggard, Steven	Telemarketer

Properties

                The Allergy Free office is located in approximately 5300 square feet of leased office space in San Diego, California, subject to a month-to-month sublease. The monthly rental payment is $6,244.28 triple net. The Company also has approximately 16,000 square feet in Houston, Texas, where, until March 2004, the Company housed its filter manufacturing, shipping and receiving and sales efforts. The facility was closed in February 2004, and all operations were moved to the San Diego location. The Houston lease expires in June 2004. The monthly rental is $9,416.30 triple net.

ALLERGY FREE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                Allergy Free’s management’s discussion and analysis of financial condition and results of operations contain forward-looking statements, which involve risks and uncertainties. Allergy Free’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled “Risk Factors”  of this proxy statement.

Overview

                The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Allergy Free evaluates its estimates and judgments on an on-going basis. Allergy Free bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. Allergy Free’s experience and assumptions form the basis for its judgments about the carrying value of its assets and liabilities that are not readily apparent from other sources. Actual results may vary from what Allergy Free anticipates and different assumptions or estimates about the future could change Allergy Free’s reported results. Allergy Free believes the following accounting policies are the most critical to Allergy Free, in that they are important to the portrayal of its financial statements and they require Allergy Free’s most difficult, subjective or complex judgments in the preparation of its financial statements:

Revenue Recognition

                Allergy Free recognizes revenue on its products when the product is shipped. Allergy Free accrues a provision for estimated returns concurrent with revenue recognition

Allowances for Doubtful Accounts

                Allowances for doubtful accounts receivable are maintained based on historical payment patterns, aging of accounts receivable, and actual write-off history. Allowances are also maintained for future sales returns and allowances based on an analysis of recent trends of product returns.

Impairment of Long-Lived Assets

                In assessing the recoverability of its long-lived assets, Allergy Free must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, Allergy Free may be required to record impairment charges for these assets.

Statements of Operations Data;

Years Ended December 31, 2003 and 2002

                The following table sets forth the percentage of net revenues represented by certain items in Allergy Free’s Statement of Operations for the periods indicated.

	Dec 31, 2003	Dec 31, 2002	Change	%

Net Revenue	2,258,213	3,787,163	(1,528,950)	-40.4%

Cost of Goods	517,109	925,176	(408,067)	-44.1%

Gross Profit	1,741,104	2,861,988	(1,120,884)	-39.2%

Operating Expenses	1,992,688	3,102,704	(1,110,016)	-35.8%

Operating Income	(251,564)	(240,716)	(10,848)	- 4.5%

Other (Income)/Expense	221,149	276,989	(55,840)	20.2%

Depreciation	95,423	—	95,423	—

Gross Tax Receipts	6,000	6,000	0	—

Net Income	(574,135)	(523,705)	(50,430)	- 9.6%

                Allergy Free’s net revenues decreased 40.4% from approximately $3,787,163. for the year ended December 31, 2002 to approximately $2,258,213. for the year ended December 31, 2003. This decrease was due to the decision to discontinue the national radio advertising campaign in April 2003.

                Cost of goods sold decreased 44.1% from approximately $925,176 for the year ended December 31, 2002 to approximately $517,109 for the year ended December 31, 2003, due to the associated decrease in sales revenue (units sold).

                Salaries and related, general and administrative and selling expenses decreased by 35.8% from approximately $3,102,704 for the year ended December 31, 2002 to approximately $1,992,688 for the year ended December 31, 2003. This decrease was primarily due to discontinuing the radio advertising campaign and a reduction in lease expense resulting from down-sizing.

Liquidity And Capital Resources

                Allergy Free used approximately $247,000 for continuing operations for the year ended December 31,2003, offset by net investing activities of approximately $311,000. The Company believes that its existing sources of liquidity and anticipated revenue will satisfy the Company’s projected working capital and other cash requirements through December 31, 2004.

Recent Accounting Pronouncements

                In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement, which is generally effective for contracts entered into or modified after June 30, 2003, is not anticipated to have a significant effect on Allergy Free’s financial position or results of operations.

                In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Allergy Free currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

                In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Valuable Interest Entities. This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and for interim periods beginning after June 15, 2003 for interests acquired prior to February 1, 2003. Allergy Free currently has no ownership in variable interest entities and therefore adoption of this standard currently has no financial reporting implications.

SELECTED HISTORICAL FINANCIAL INFORMATION FOR THE COMPANY AND ALLERGY FREE

                The following tables present selected historical financial data of  the Company and the selected historical financial data of Allergy Free.

The Company Selected Historical Financial Data

                The following selected historical consolidated financial data were for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 were derived from the Company’s audited financial statements. This information should be read in conjunction with the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s financial statement and related notes.

(Amounts in Thousands)

Consolidated Statements of Operations Data:

	For the years ended December 31,:

	2003	2002	2001	2000	1999

Revenue	$175	$162	$564	$668	$76
Cost of revenue	5	110	369	539	54

Gross profit	170	52	195	129	22
Operating expenses	390	748	1,442	1,510	1,302

Loss from operations	$(220)	$(696)	$(1,247)	$(1,381)	$(1,280)

Consolidated Balance Sheet Data:

	As of December 31,:

	2003	2002	2001	2000	1999

Current assets	$168	$105	$794	$1,326	$1,607
Property, plant and equipment	—	8	22	181	206
Intangible assets	153	168	183	393	326

Total assets	378	288	1,005	1,993	2,147

Current liabilities	69	50	173	141	215

Stockholders’ equity	309	238	832	1,844	1,763

Allergy Free Selected Historical Financial Data

                The following selected historical financial data were for periods ended December 31, 2000, 2001, 2002 and 2003 and were derived from the unaudited financial statements of Allergy Free,  This information should be read in conjunction with Allergy Free’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in  this proxy statement.

(Amounts In Thousands)

Consolidated Statements Of Operations Data:

	Dec 31, 2003	Dec 31, 2002	Dec 31, 2001	Nov 4, 2000- Dec 31, 2000

Net Revenue	$ 2,258	$ 3,787	$ 3,487	$ 855
Cost of Goods	$ 517	$ 925	$ 914	$ 262
Gross Profit	$ 1,741	$ 2,862	$ 2,573	$ 592
Op Expenses	$ 1,993	$ 3,103	$ 3,599	$ 1,206
Op Income	($ 252)	($ 241)	($ 1,026)	($ 614)

Consolidated Balance Sheet Data:

	Dec 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000

Current Assets	$ 231	$ 224	$ 911	$ 1,942
Fixed Assets	$ 191	$ 281	$ 338	$ 424

Total Assets	$ 422	$ 505	$ 1,249	$ 2,366

Current Liabilities	$ 669	$ 489	$ 560	$ 802

Total Equities	($ 2,923)	($ 2,349)	($ 1,825)	($ 636)

THE COMPANY’S UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction To The Unaudited Pro Forma Condensed Combined Financial Statements

                On March 22, 2004, Planet Polymer Technologies, Inc. (“Planet”) and Allergy Free, L.L.C. (“Allergy”) announced that on March 18, 2004, they had entered into an Asset Purchase Agreement (“Agreement”) in which Planet will acquire all assets of and assume certain of the liabilities of Allergy for which Planet will provide the following consideration: a subordinated note in the principal amount not to exceed $2,817,500 bearing interest at the prime rate and due and payable within three years and common stock of Planet equal to 81% of the issued and outstanding common stock of Planet (determined on a fully diluted basis) on the closing date of the Agreement. Since the stockholders of Allergy will receive the majority of the voting shares of Planet, the current president of Allergy will become the president of the Company and since representatives of Allergy will hold three of the five seats on the Company’s Board of Directors, the merger will be accounted for as a reverse acquisition whereby Allergy will be the accounting acquirer (legal acquiree) and Planet will be the accounting acquiree (legal acquirer). Considering the issuance of the subordinated note, liabilities assumed, estimated expenses of the transaction ($100,000) and the value of 19% of the post merger shares outstanding (based on the five day average price of Planet’s common stock of $.06 per share), the purchase price approximates $3,358,500. Based on the preliminary information currently available, Allergy expects to recognize approximately $954,500 of goodwill and other intangible assets on this transaction. Upon completion of the formal purchase price allocation there may be a change in the amount assigned to goodwill versus other intangible assets. For purposes of the accompanying pro forma condensed combined statements of operations, it is assumed that the intangible assets will have a 10-year life.

                Immediately prior to the closing, Planet will distribute to a trustee for the benefit of Planet shareholders of record as of April 15, 2004, the right to receive all royalties payable to Planet pursuant to those certain sale and licensing agreements between Planet and Agway, Inc., related to Planet’s Fresh Seal® and Optigen® technology and that certain purchase, sale and license agreement between Planet and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology.

                The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical statements of operations of Planet and Allergy giving effect to the merger as if it had been consummated on January 1, 2002. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Planet and the historical balance sheet of Allergy, giving effect to the merger as if it had been consummated on December 31, 2003.

                You should read this information in conjunction with the:

▪	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

▪	separate historical financial statements of Planet as of and for the years ended December 31, 2003 and 2002, included in this document;

▪	separate historical financial statements of Allergy as of and for the years ended December 31, 2003 and 2002, included in this document.

                We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger on December 31, 2003 or on January 1, 2002. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

                We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Allergy treated as the acquirer. Accordingly, Allergy’s cost to acquire Planet will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to the stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2003

	Planet Polymer Technologies	Allergy Free	Pro Forma Adjustments	#	Pro Forma

ASSETS
Current Assets:
Cash	$18,544	$70,158			$88,702
Accounts receivable	16,507	2,562			19,069
Inventories		120,783			120,783
Note receivable	129,097		$(129,097)	a	—
Prepaid expenses	3,880	30,579			34,459

Total current assets	168,028	224,082	(129,097)		263,013

Patents, trademarks, licenses	153,340	281,137	(153,340)	a	281,137
Intangible assets			954,542	c	954,542
Note receivable	56,507		(56,507)	a	—

Totals	$377,875	$505,219	$615,598		$1,498,692

LIABILITIES & EQUITY (DEFICIENCY)

Accounts payable	$68,500	$215,518	$(100,000)	f	$384,018
Interest payable		69,229			69,229
Accrued salary & wages		73,677			73,677
Allowance for returned goods		130,961			130,961

	68,500	489,385			657,885
Long-term debt		2,365,000	(2,817,500)	c	2,817,500
			2,365,000	g

	68,500	2,854,385			3,475,385
Stockholders’ equity (deficiency):
			11,648,991	b
Common stock	11,648,991		(372,473)	c	372,473
Additional paid in capital	3,000,000		3,000,000	b	—
Accumulated deficit	(14,339,616)	(2,349,166)	338,944	a	(2,349,166)
			(14,678,560)	b

Total stockholders’ equity (deficiency)	309,375	(2,349,166)			(1,976,693)

Totals	$377,875	$505,219	$(615,598)		$1,498,692

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2003

	Planet Polymer Technologies	Allergy Free	Pro Forma Adjustments		Pro Forma

Revenues	$175,082	$2,258,213	$(150,014)	a	$2,283,281

Operating Expenses:
Cost of revenues	4,707	517,108			521,815
General and administrative	390,549	577,067			967,616
Marketing		1,509,899			1,509,899
Research and development		1,125			1,125
Amortization of intangibles			95,454	e	95,454

Total operating expenses	395,256	2,605,199	95,454		3,095,909

Loss from operations	(220,174)	(346,986)	(245,468)		(812,628)
			(273,440)	d
Other income (expense), net	291,482	(227,149)	(112,700)	c	(132,318)
			189,489	g

Net income (loss)	$71,308	$(574,135)	$(442,119)		$(944,946)

Net loss per common share					$(0.02)

Weighted averages shares outstanding - basic and diluted					45,462,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2002

	Planet Polymer Technologies	Allergy Free	Pro Forma Adjustments		Pro Forma

Revenues	$162,073	$3,787,163	$(146,511)	a	$3,802,725

Operating Expenses:
Cost of revenues	110,213	925,176	(114,837)	a	920,552
General and administrative	468,024	576,910			1,044,934
Marketing	99,572	2,523,925			2,623,497
Research and development	117,594	1,868			119,462
Impairment losses	62,159		(62,159)	d
Amortization of intangible assets			95,454	e	95,454

Total operating expenses	857,562	4,027,879	(81,542)		4,803,899

Loss from operations	(695,489)	(240,716)	(64,969)		(1,001,174)

Other income (expense), net	28,839	(282,989)	(112,700)	c	(205,380)
			161,470	g

Net income (loss)	$(666,650)	$(523,705)	$(16,199)		$(1,206,554)

Net loss per share					$(0.02)

Weighted averages shares outstanding -basic and diluted					48,462,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On March 18, 2004, Planet Polymer Technologies, Inc. (“Planet”) and Allergy Free, L.L.C. (“Allergy”) entered into an Asset Purchase Agreement (“Agreement”) in which Planet will acquire all assets of Allergy for which Planet will provide the following consideration: a subordinated note in the principal amount not to exceed $2,817,500 bearing interest at the prime rate and due and payable within three years and common stock of Planet equal to 81% of the issued and outstanding common stock of Planet (determined on a fully diluted basis) on the closing date of the Agreement. Since the stockholders of Allergy will receive the majority of the voting shares of Planet, the merger will be accounted for as a reverse acquisition whereby Allergy will be the accounting acquirer (legal acquiree) and Planet will be the accounting acquiree (legal acquirer). Considering the issuance of the subordinated note, liabilities assumed, estimated expenses of the transaction ($100,000) and the value of 19% of the post merger shares outstanding (based on the five day average price of Planet’s common stock of $.06 per share), the purchase price approximates $3,358,500. Based on the preliminary information currently available, Allergy expects to recognize approximately $954,500 of goodwill and other intangible assets on this transaction. Upon completion of the formal purchase price allocation there may be a change in the amount assigned to goodwill versus other intangible assets. For purposes of the accompanying pro forma condensed combined statements of operations, it is presumed that the intangible assets will have a 10-year life.

The accompanying unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting with Allergy treated as the acquirer. Accordingly, Allergy’s cost to acquire Planet will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to the stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

(2)	PRO FORMA ADJUSTMENTS

(a)	Immediately prior to the closing, Planet will distribute to a trustee for the benefit of Planet shareholders of record as of April 15, 2004, the right to receive all royalties payable to Planet pursuant to those certain sale and licensing agreements between Planet and Agway, Inc., related to Planet’s Fresh Seal® and Optigen® technology and that certain purchase, sale and license agreement between Planet and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology. Accordingly, the assets, liabilities, revenues and expenses related to the assets being distributed have been removed from the pro forma condensed combined amounts.
(b)	To eliminate the historical stockholders’ equity accounts of Planet, the accounting acquiree.
(c)	To record the purchase, including interest on the subordinated note at the prime rate (4%).
(d)	To eliminate non-recurring items, comprised of impairment losses and the gain on the sale of assets to Ryer Enterprises, LLC, from Planet’s historical statements of operations.
(e)	To amortize the intangibles using an estimated useful life of 10 years.
(f)	To reflect as a liability the estimated costs of completing the merger transaction.
(g)	To reflect the fact that Allergy’s long-term debt and related interest expense will not be assumed by the combined entity.

COMPARATIVE PER SHARE DATA

        The following table provides historical and pro forma per share data of the Company. Pro forma book value per share and earnings per share have been calculated assuming that shares of the Company’s common stock were issued in the Acquisition to Allergy Free on the respective dates presented. This information should be read in conjunction with the Company’s and Allergy Free’s Selected Historical Financial Data, the Audited Pro Forma Financial Information, the Company’s and Allergy Free’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial statements and related notes of the Company, and the financial statements and related notes of Allergy Free incorporated herein by reference.

	The Company Historical	Pro Forma Combined

BOOK VALUE PER SHARE:
December 31, 2002	$0.03	$(0.02)

December 31, 2003	$0.05	$(0.06)

INCOME (LOSS) PER SHARE:

Basic and diluted income (loss) from continuing operations per common share

December 31, 2002	$(0.07)	$(0.02)

December 31, 2003	$0.01	$(0.02)

DIVIDENDS PER SHARE:

December 31, 2002	$—	$—

December 31, 2003	$—	$—

(1)	Historical loss from continuing operations per common share for the Company represents basic and diluted loss per share before discontinued operations.

(2)	Historical book value per share for the Company is computed by dividing shareholders’ deficit, less preferred equity, by the number of shares outstanding at the end of each period presented, and excludes common stock equivalents, if any (e.g., warrants, options and other convertible securities).

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

                Q:            WHY IS THE COMPANY PURCHASING SUBSTANTIALLY ALL OF THE ASSETS OF ALLERGY FREE?

                A:            The Company and Allergy Free are proposing to combine their business operations by having the Company purchase substantially all of the assets of Allergy Free. We believe the Company’s acquisition of Allergy Free’s business will provide the Company with an operating business complementary with certain of the polymer technologies the Company has developed or may develop. The Company’s current business has been limited to licensing technology to third parties.

                Q.            WHAT ASSETS ARE BEING SOLD TO THE COMPANY IN THE ACQUISITION?

                A:            In the Acquisition, the Company will acquire substantially all of the assets used by Allergy Free in the operation of its business.

                Q:            WHAT WILL ALLERGY FREE RECEIVE IN THE ACQUISITION?

                A:            In the Acquisition, the Company will issue and deliver to Allergy Free 28,193,000 shares of the Company’s common stock, subject to adjustment as provided below. At Closing, the Company will also issue and deliver to Allergy Free a Subordinated Convertible Note in a maximum principal amount of a $2,817,500 (the exact principal amount will be determined at the Closing and will be equal to the then principal amount of indebtedness of Allergy Free for money borrowed). If the principal amount of the Subordinated Convertible Note is not more than $450,000 the interest rate shall be 5.5% per annum. Otherwise the interest rate shall be the prime rate as announced from time to time in The Wall Street Journal  under “Money Rates.”  Allergy Free may elect to accept additional shares of common stock as additional consideration and reduce the principal amount of the Subordinated Convertible Note by a per share amount equal to the per share offering price for the Private Placement described in the Asset Purchase Agreement up to a maximum $2,450,000 reduction of the principal amount of the Subordinate Convertible Note.

                The Company will assume approximately $461,292 of Allergy Free’s liabilities as of January 31, 2004 (plus, all obligations arising under assumed contracts which arise after the Closing).

                Q:            HOW WILL THE COMPANY SHAREHOLDERS BE AFFECTED BY THE ACQUISITION?

                A:            The Company shareholders will continue to own the same number of shares of the Company common stock that they owned immediately prior to the Acquisition, except as adjusted by the 50 to 1 reverse stock split pursuant to Proposal No. 3 beginning on Page 45 of this Proxy Statement. Each share of the Company common stock, however, will represent a substantially smaller ownership percentage of a significantly larger company. Additionally, the Company is proposing to distribute to a Royalty Liquidation Trust (See Proposal 2 beginning on Page 42) the Company’s right to receive payments, if any, due it under certain contracts. The trust is being established for the benefit of the Company’s current shareholders who would receive a distribution of any such payments equal to the shareholder’s pro-rata ownership interest in the Company.

                Q:            WHAT ARE THE MATERIAL UNITED STATES TAX CONSEQUENCES OF THE ACQUISITION TO THE COMPANY?

                A:            The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s current shareholders, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the Company’s current shareholders who would receive a distribution of any such payment of equal to the shareholders ownership interest in the Company. The Company must reorganize gain, if any, on the distribution to the shareholders of the right to receive any such payments as if it had transferred such rights to the Company’s current shareholders for fair market value. While it is possible that the Company might realize a gain upon such distribution, the Company believes any such gain will be offset by the Company’s net operating losses.

                Q:            WHAT ARE THE MATERIAL UNITED STATES TAX CONSEQUENCES OF THE ACQUISITION TO THE COMPANY SHAREHOLDERS?

                A:            The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s  right to receive payments due it under certain contracts. The Trust is being established for the Company’s current shareholders who would receive a distribution of any such payment of equal to the shareholders ownership interest in the Company. Such a distribution to the shareholders through the Trust could be considered a dividend, and may be required to be treated as ordinary income by the shareholders, if, at the end of the year, the Company has earnings and profits. That part of a distribution which is not a dividend reduces the basis of the stock. Any excess of distributions over such basis is treated as a gain from the sale or exchange of property. Currently, the Company has no accumulated earnings and profits, and it will not be known until the end of the calendar year whether the Company has earnings and profits. The Company is not expecting any such earnings and profits will be material. However, it is possible the Company could post earnings and profits if the Company docs post earning and profits, it is possible the Company could report dividend income to the shareholders.

                Q:            WHAT SHAREHOLDER VOTES ARE NEEDED TO APPROVE THE ACQUISITION?

                A:            The  affirmative vote of the  holders  of a majority of the shares of the Company common stock  represented in person or by proxy at the Annual Meeting is required to approve the proposed Asset Purchase Agreement and the agreement to purchase substantially all of the assets of Allergy Free and assume certain limitations of Allergy Free.

                Q:            WHEN DOES THE COMPANY EXPECT TO COMPLETE THE ACQUISITION?

                A:            The Company and Allergy Free are working to complete the Acquisition as quickly as possible. We expect to complete the Acquisition as soon as reasonably possible after the requisite shareholder votes have been obtained.

                Q:            ARE THE COMPANY SHAREHOLDERS ENTITLED TO APPRAISAL OR DISSENTERS’ RIGHTS?

                A:            If the Acquisition is approved by the required vote of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not vote in favor of the Acquisition and who notify the Company in writing of their intent to demand payment of their shares if the Acquisition is consummated, may, by complying with Sections 1300 through 1312 of the California Corporations Code, a copy of which is attached hereto as Exhibit E, be entitled to dissenters’ rights as described therein. The Company’s shareholders must notify the Company of their intent to dissent within 30 days of the date that the notice of approval of the Acquisition is mailed to all the Company’s shareholders who did not vote in favor of the Acquisition.

                Q:            WHAT DO I NEED TO DO NOW?

                A:            After carefully reading and considering the information contained in this proxy statement,  please complete, sign and date your proxy and return it in the enclosed return  envelope as soon as possible,  so that your  shares may be represented at the  annual  meeting of the Company shareholders. If you sign, date and return your proxy card but do not include instructions on how to vote your proxy, we will vote your shares IN FAVOR of each proposal described in this proxy statement. You may attend the annual meeting, if you are a Company shareholder and vote your shares in person rather than voting by proxy.

                Q:            IF MY BROKER HOLDS MY SHARES IN “STREET NAME,” WILL MY BROKER VOTE MY SHARES FOR ME?

                A:            Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker.

                Q:            WHAT HAPPENS IF I DO NOT VOTE?

                A:            If you do not submit a proxy or vote at your annual meeting, your shares will not be counted for the purpose of determining the presence of a quorum and your inaction will have the same effect as a vote against Proposals 3 and 4, but may have no effect on the outcome of the other proposals. If you submit a proxy and affirmatively elect to abstain from voting, your shares will be counted for the purpose of determining the presence of a quorum but will not be voted at the annual meeting. As a result, your abstention will have the same effect as a vote against Proposals 3 and 4, but will have no effect on the outcome of the other proposals.

                Q:            CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

                A:            Yes. You can change your vote at any time before your proxy is voted at the Company’s annual meeting. You can do this in one of three ways:

                *              timely delivery of a valid,  later-dated proxy by mail.

                *              revoking your proxy by written notice to the corporate secretary of the Company; or

                *              voting in person by written ballot at the Company annual meeting.

                If you have instructed a broker to vote your shares, you must follow the directions from your broker on how to change that vote.

                Q:            ARE THERE ANY RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT?

                A:            We have listed in the section entitled “Risk Factors”  the risks among others that you should consider in deciding whether to vote for Proposal No. 1 described in this proxy statement.

                Q:            WHOM SHOULD I CALL WITH QUESTIONS?

                A:            If you have any questions about the Acquisition or about any of the other proposals described in this proxy statement or the enclosed proxy, you should contact:

Planet Polymer Technologies, Inc.
6835 Flanders Drive, Suite 100
San Diego, California 92121
(619) 291-5694
Attention:  H. Mac Busby

                You may also obtain additional information about the Company from documents filed with the SEC by accessing EDGAR, the SEC’s online filing system at www.sec.gov.

RISK FACTORS ASSOCIATED WITH THE ACQUISITION

                An investment in the Company’s common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included in this proxy statement, including the financial statements and the related notes, before you decide whether to approve the Acquisition. The Company’s business, operating results and financial condition could be harmed by any of the following risks. The trading price of the Company’s common stock could decline due to any of these risks, and you could lose all or part of your investment.

                THE COMPANY MAY NOT REALIZE THE INTENDED BENEFITS OF THE ACQUISITION IF THE COMPANY IS UNABLE TO EXPAND ALLERGY FREE’S OPERATIONS AND DEVELOP NEW INNOVATIVE PRODUCTS.

                Achieving the benefits of the Acquisition will depend in part on growing Allergy Free’s operations and developing new, innovative products. In order for the Company to provide enhanced and more valuable products to customers after the Acquisition, the Company intends to develop new product lines utilizing polymer technologies. This integration may be difficult and unpredictable because the Company’s technology and Allergy Free’s products are highly complex, have been developed independently and were designed without regard to integration.

Successful development of new products will require extensive development activities, as well as sales and marketing efforts and personnel. If the Company cannot successfully develop new products and expand Allergy Free’s business, the Company may not realize the expected benefits of the Acquisition.

                ALLERGY FREE HAS A HISTORY OF LOSSES.

                The Company intends to integrate and enhance Allergy Free’s current product line with its polymer technologies. However, Allergy Free has not been profitable and has a history of financial loss. Because Allergy Free has a history of financial loss, there is a risk whether the Company will be able to enhance Allergy Free’s current product line and make such product line profitable for the Company. If the Company cannot successfully develop new products and expand Allergy Free’s existing products and business, the Company may not realize the expected benefits of the Acquisition.

                THE ACQUISITION WILL RESULT IN SIGNIFICANT COSTS TO THE COMPANY AND ALLERGY FREE, WHETHER OR NOT THE ACQUISITION IS COMPLETED.

                The Acquisition will result in significant costs to the Company and Allergy Free. Transaction costs are estimated to be at least $100,000. These costs are expected to consist primarily of fees for attorneys, accountants, filing fees and financial printers. All of these costs will be incurred whether or not the Acquisition is completed. In addition, if the Asset Purchase Agreement is terminated under specified circumstances, the Company may be obligated to pay a $50,000 termination fee and/or a $25,000 due diligence fee.

                FAILURE TO COMPLETE THE ACQUISITION COULD CAUSE THE COMPANY’S STOCK PRICE TO DECLINE.

                If the Acquisition is not completed for any reason, the Company’s stock price may decline because costs related to the Acquisition, such as legal and accounting, must be paid even if the Acquisition is not completed. In addition, if the Acquisition is not completed, the Company’s stock price may decline to the extent that the current market price reflects a market assumption that the Acquisition will be completed.

                CERTAIN DIRECTORS OF THE COMPANY MAY HAVE POTENTIAL CONFLICTS OF INTEREST IN RECOMMENDING THAT YOU VOTE IN FAVOR OF APPROVAL OF THE ACQUISITION.

                Two of the directors of the Company who recommend that you vote in favor of the Asset Purchase Agreement and the related Acquisition are expected to join the board of directors of the combined Company immediately upon consummation of the Acquisition. In addition, Dr. Robert Petcavich will be entering into a consulting agreement with the Company. As a result, they may have interests in the Acquisition that differ from yours. The receipt of any compensation as a result of election to the combined Company’s board of directors or any consulting position with the Company may influence these directors in making their recommendation that you vote in favor of the Asset Purchase Agreement and the Acquisition.

                AFFILIATES OF THE COMPANY’S LAW FIRM HAVE INTERESTS IN THE COMPANY AND IN ALLERGY FREE

                Affiliates of Blanchard, Krasner and French (the law firm which serves as counsel to the Company in this transaction) own stock in the Company and have interests in and hold notes of Allergy Free. Additionally, Blanchard, Krasner and French represents Allergy Free in other matters unrelated to the proposed Acquisition. Allergy Free has retained other counsel to represent its interests in  matters and issues related to the Acquisition.

                IF THE CONDITIONS TO THE ACQUISITION ARE NOT MET, THE ACQUISITION WILL NOT OCCUR.

                Specified conditions must be satisfied or waived to complete the Acquisition. These conditions are summarized in the section captioned “Conditions to Completion of the Acquisition” and are described in detail in the Asset Purchase Agreement. The Company cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the Acquisition will not occur or will be delayed and the Company may lose some or all of the intended benefits of the Acquisition.

                THE COMPANY AND ALLERGY FREE MAY WAIVE ONE OR MORE OF THE CONDITIONS TO THE ACQUISITION WITHOUT RESOLICITING SHAREHOLDER APPROVAL FOR THE ACQUISITION.

                Each of the conditions to the Company’s and Allergy Free’s obligations to complete the Acquisition may be waived, in whole or in part, to the extent permitted by applicable laws, by agreement of the Company and Allergy Free. The board of directors of the Company will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement and resolicitation of proxies is warranted. However, the Company generally does not expect any such waiver to be sufficiently material to warrant resolicitation of the shareholders. In the event that the board of directors of the Company determine any such waiver is not sufficiently material to warrant resolicitation of shareholders, the Company will have the discretion to complete the Acquisition without seeking further shareholder approval.

                SALES OF ALLERGY FREE’S PRODUCTS COULD DECLINE OR BE INHIBITED IF CUSTOMER RELATIONSHIPS ARE DISRUPTED BY THE ACQUISITION.

                The Acquisition may have the effect of disrupting customer relationships. Allergy Free’s customers or potential customers may delay or alter buying patterns during the pendency of and following the Acquisition. Customers may defer purchasing decisions as they evaluate the likelihood of successful completion of the Acquisition. Allergy Free’s customers or potential customers may instead purchase products of competitors. Any significant delay or reduction in orders for Allergy Free’s products could cause the Company’s sales, following the Acquisition, to decline.

                THE COMPANY’S BUSINESS AND FINANCIAL POSITIONS HAVE DETERIORATED SIGNIFICANTLY.

                The Company’s business and financial position has deteriorated significantly. The Company effectively had no business operations and no employees as of the date of this Proxy Statement. As of December 31, 2003, the Company had an accumulated deficit of approximately $14,339,616. The Company’s financial resources when combined with Allergy Free are inadequate to expand the combined business without additional capital. If the Company cannot raise additional capital the Company may not be able to continue Allergy Free’s business operations.

                The Company’s independent accountants’ opinion on its 2004 financial statements includes an explanatory paragraph indicating substantial doubt about the Company’s ability to continue as a going concern. To continue long term as a going concern, the Company will have to increase its sales, decrease its costs, and raise additional equity financing, and/or raise new debt financing. The Company may not accomplish these tasks.

                THE COMPANY MAY ENTER INTO SUBSEQUENT AGREEMENTS TO MERGE OR CONSOLIDATE WITH OTHER COMPANIES, AND IT MAY INCUR SIGNIFICANT COSTS IN THE PROCESS, WHETHER OR NOT THE TRANSACTIONS ARE COMPLETED.

                The Company may enter into other acquisition agreements, in addition to the Asset Purchase Agreement with Allergy Free, in furtherance of the Company’s strategy to consolidate with other companies in the allergy market. The Company may not be able to close any acquisitions on the timetable it anticipates, if at all. The Company may incur significant non-recoverable expenses in these efforts.

                THE COMPANY’S PROSPECTS FOR OBTAINING ADDITIONAL FINANCING ARE UNCERTAIN AND FAILURE TO ACHIEVE PROFITABILITY OR OBTAIN NEEDED FINANCING WILL AFFECT ITS ABILITY TO PURSUE FUTURE GROWTH, HARM ITS BUSINESS OPERATIONS AND AFFECT ITS ABILITY TO CONTINUE AS A GOING CONCERN.

                If the Company is unable to achieve profitability or raise additional debt or equity financing, it will not be able to continue as a going concern. The Company’s future capital requirements will depend upon many factors, including development costs of new products, potential acquisition opportunities, maintenance of adequate contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts and the status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The Company’s and Allergy Free’s history of substantial operating losses could also severely limit the Company’s ability to raise additional financing. In addition, given the recent price of its common stock, if the Company raises additional funds by issuing equity securities, additional significant dilution to its shareholders could result.

                If the Company is unable to increase sales, decrease costs, or obtain additional equity or debt financing, the Company may be required to close business or product lines, further restructure or refinance its debt or delay, scale back further or eliminate its research and development program. The Company may also need to obtain funds through arrangements with partners or others that may require it to relinquish its rights to certain technologies or potential products or other assets. The Company’s inability to obtain capital, or its ability to obtain additional capital only upon onerous terms, could very seriously damage its business, operating results and financial condition.

                ISSUING ADDITIONAL SECURITIES AS A MEANS OF RAISING CAPITAL AND THE FUTURE SALES OF THESE SECURITIES IN THE PUBLIC MARKET COULD LOWER THE COMPANY’S STOCK PRICE AND ADVERSELY AFFECT ITS ABILITY TO RAISE ADDITIONAL CAPITAL IN SUBSEQUENT FINANCINGS.

                The Company intends to rely on debt and equity financings to meet its working capital needs. If the securities that the Company issues in these financings are subsequently sold in the public market, the trading price of its common stock may be negatively affected. As of March 22, 2004, the last reported sale price of the Company common stock was $.06. If the market price of the Company common stock continues to decrease, The Company may not be able to conduct additional financings in the future on acceptable terms or at all, and its ability to raise additional capital will be significantly limited.

                THE COMPANY MAY CONDUCT ADDITIONAL EQUITY FINANCING TRANSACTIONS, WHICH MAY BE DILUTIVE TO ITS SHAREHOLDERS.

                Upon completion of the 50 to 1 Reverse Stock Split and the Acquisition, the Company will have over 19,000,000 shares available for issuance. The Company may use these shares to conduct additional financing transactions in which shares of the Company common stock or other securities that are convertible or exercisable for shares of the Company common stock. Given the current market price of the Company common stock, any additional financing that involves the issuance of Company common stock or other securities that are convertible into or exercisable for the Company common stock will result in significant dilution to the Company’s shareholders, including Allergy Free following the Acquisition.

                THE COMPANY’S STOCK PRICE HAS BEEN VOLATILE AND HAS EXPERIENCED SIGNIFICANT DECLINE, AND IT MAY CONTINUE TO BE VOLATILE AND CONTINUE TO DECLINE.

                In recent years, the stock market in general, and the market for shares of small capitalization technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have often negatively affected small cap companies such as the Company, and may impact its ability to raise equity capital. Companies with liquidity problems also often experience downward stock price volatility. The Company believes that factors such as announcements of developments relating to its business (including any financings or any resolution of liabilities), announcements of technological innovations or new products or enhancements by the Company or its competitors, sales by competitors, sales of significant volumes of the Company’s common stock into the public market, developments in its relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts’ expectations, regulatory developments and fluctuations in results of operations could and have caused the price of the Company common stock to fluctuate widely and decline over the past three or more years during the technology recession. The market price of the Company common stock may continue to decline, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company’s performance.

                ISSUING ADDITIONAL SHARES BY SALE OF THE COMPANY’S SECURITIES IN THE PUBLIC MARKET AS A PRIMARY MEANS OF RAISING WORKING CAPITAL COULD LOWER THE COMPANY’S STOCK PRICE AND IMPAIR ITS ABILITY IN NEW STOCK OFFERINGS TO RAISE FUNDS TO CONTINUE OPERATIONS.

                Future sales of the Company’s common stock, particularly shares issued upon the exercise or conversion of outstanding or newly issued securities upon exercise of its outstanding options, could have a significant negative effect on the market price of the Company’s common stock. These sales might also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it would deem appropriate. The Company has agreed to use its best efforts to register shares issued to Allergy Free and shares issued as part of the Private Placement. When these shares are registered, there will be many more shares that may be sold, which could have a significant negative impact on the market price of the Company’s common stock.

                THE ISSUANCE OF ADDITIONAL SECURITIES WILL HAVE A SIGNIFICANT DILUTIVE EFFECT ON THE COMPANY’S EXISTING SHAREHOLDERS.

                Shares issued in connection with the Acquisition, and the conversion or exercise of convertible securities into shares of the Company’s common stock will result in substantial dilution to the Company’s existing shareholders. In order to consummate the asset purchase of Allergy Free, the Company intends to issue 28,193,000 shares of common stock to Allergy Free and a Subordinate Convertible Note,in a maximum principal amount of $2,817,500. Allergy Free may elect to accept additional shares of common stock as additional consideration and reduce the principal amount of the Subordinated Convertible Note by a share amount equal to the per share amount equal to the per share offering price for the Private Placement described in the Asset Purchase Agreement up to a maximum $2,450,000 reduction of the principal amount of the Subordinated Convertible Note   These issuances will result in additional substantial dilution to the Company’s existing shareholders.

                THE ESTABLISHMENT OF THE ROYALTY LIQUIDATION TRUST COULD RESULT IN TAX LIABILITY TO THE COMPANY.

                The Acquisition may materially affect the Company for United States income tax purposes. The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the benefit of the Company’s current shareholders who would receive distributions of royalty payments (less costs and expenses of administering the royalty contracts and trust) equal to the shareholder’s ownership interest in the Company on the Record Date for the meeting.

                The transfer of the royalty rights to the trust by the Company will be treated as a taxable disposition (sale) at the fair market value of the royalty rights and the Company will recognize taxable gain equal to the difference between the Company’s basis in the rights and the fair market value. The fair market value of the rights is highly speculative and the Company has not incurred the expense of obtaining an appraisal of the rights. While the Company will recognize a gain upon the distribution, the Company believes any gain will be substantially offset by the Company’s net operating losses.

                THE ESTABLISHMENT OF THE ROYALTY LIQUIDATION TRUST COULD RESULT IN TAX LIABILITY TO THE SHAREHOLDERS.

                The Acquisition may materially affect the Company’s shareholders for United States income tax purposes. The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the benefit of the Company’s current shareholders who would receive distributions of royalty payments (less costs and expenses of administering the royalty contracts and trust) equal to the shareholder’s ownership interest in the Company on the Record Date for the meeting.

                A distribution to the shareholders through the Trust, may, at least in part, be considered a taxable dividend to shareholders, if, at the end of the year, the Company has earnings and profits. The Company has no accumulated earnings and profits from prior years, but it will not be known until the end of the calendar year whether or not the Company will have earnings and profits for the current year. The Company is not expecting earnings and profits for the current year to be material. However, it is possible the Company could report some dividend income to the shareholders. If so, it is also possible that the amount of dividend income reported will exceed cash distributions, if any, to shareholders from the Trust for the current year. Any part of each shareholder’s proportionate share of the distribution which is not treated as a dividend will first reduce each shareholders’ basis in their stock and any excess of distributions over basis will be treated as a gain from the sale or exchange of property.

                The affirmative vote of a majority of the votes cast on this Item at the Annual Meeting is required for the ratification and approval of the Company’s purchase of Assets from Allergy Free.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ALLERGY FREE ASSET PURCHASE UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

DISTRIBUTION OF ROYALTY RIGHTS

                The Board of Directors of the Company, subject to affirmative votes in favor of Proposals 1 through 4, intends to form a trust for the benefit of holders of record of the Company’s common stock as of the record date which is April 15, 2004 (the “Trust”). The Board of Directors of the Company, subject to shareholder approval of Proposals 1 through 4, further intend to distribute the right to receive all royalties payable to the Company pursuant to those certain sale and licensing agreements between the Company and Agway, Inc., relating to the Company’s FreshSeal and Optigen technology (the “Agway Agreements”) and that certain purchase, sale and license agreement between the Company and Ryer Enterprises, LLC, relating to the Company’s MIM technology (the “Ryer Agreement”). A copy of the Trust is attached as Exhibit C to this Proxy Statement and the description of the Trust set forth below is qualified in its entirety by reference to the full text of the Trust. In addition, the Company makes no guaranty as to the tax consequences described below as the distribution of the rights to royalties under the Agway Agreements and the Ryer Agreement.

Description of the Trust

                The Declaration of Trust nominates as the initial trustee U.S. Bank. The Trust document directs the trustee to distribute royalties and other payments, including Ryer note payments, if any,  received from the Agway Agreements and Ryer Agreement (collectively referred to as the “Sale and Licensing Agreements”) pro rata to the beneficiaries of the Trust on a quarterly basis.

                The Company will also assign to the trustee of the Trust substantially all of the monthly installments received from Ryer after the closing of the Allergy Free Asset Acquisition, in cash, in one or more payments to create a cash reserve. The trustee shall maintain a cash reserve in an amount mutually determined by the trustee and the Company to provide a reserve from which the trustee may pay its trustee fees and reimburse its costs and expenses incurred in connection with enforcing payment of the royalties and Ryer note payments,. In the event the Company incurs cost or expenses in connection with obligations under the Sale and Licensing Agreements, the Company shall be entitled to reimbursement from the Trust for such cost and expenses to the extent of any undistributed royalties and Ryer note payments received by the trustee. Provided such rights will be subordinate to any rights of the trustee for payment of its fees and expenses. In the event pursuant to the Sale and Licensing Agreements, the Company recovers the exclusive or non exclusive rights to exploit technologies under the Sale and Licensing Agreements, the Company may do so for its own account with no obligation to pay royalties to the trustee of the trust.

QUESTIONS AND ANSWERS ABOUT TRUST

                Q:            WHAT IS THE PURPOSE OF THE ROYALTY LIQUIDATION TRUST THE COMPANY PLANS TO CREATE FOR THE BENEFIT OF ITS SHAREHOLDERS?

                A:            Prior to the Acquisition, the Company entered into certain licensing agreements with Agway, Inc. and Ryer Enterprises, LLC whereby the Company licensed its technology to the outside companies (the “Royalty Contacts”). As a part of the Royalty Contracts, the Company has the potential to receive future royalty payments and note payments from Ryer Enterprises, LLC. The amount of such royalty payments and Ryer note payments is speculative and subject to a number of uncertainties.

                The Company and Allergy Free agreed to exclude the Royalty Contracts, and any potential royalty and Ryer note payments, from the Acquisition. Instead, the Company has proposed the establishment of the Royalty Liquidation Trust (“Trust”) for the benefit of the Company’s current shareholders. The sole purpose of the Trust is to collect royalties and note payments, if any, due under the Royalty Contract’s and distribute any such payments to the current shareholders who would become beneficiaries (“Beneficiaries”) under the Trust.

                Q:            IF THE TRUST IS ESTABLISHED, WHO WOULD OWN THE ROYALTY RIGHTS UNDER THE ROYALTY CONTRACTS?

                A:            Technically, the Trust would own the royalty and note payments rights and the companies owing payments under the Royalty Contracts would issue such payments in the name of the Trust. However, the Trust is being established solely for the benefit of the Company’s current shareholders and the payments would be distributed on a pro-rata basis to the current shareholders.

                Q:            WHO WOULD ADMINISTER THE TRUST?

                A:            Under the terms of the Trust, Planet Royalty Administrator, LLC (“Administrator”), would administer the Trust. The Administrator would be responsible for collecting payments due under the Royalty Contracts.

                Q:            WHO WILL ACT AS TRUSTEE?

                A:            Under the terms of the Trust, US Bank would serve as trustee (“Trustee”).

                Q:            WHAT HAPPENS TO THE PAYMENTS COLLECTED?

                A:            BASF, Alltech, and Ryer will be instructed to make royalty and note payments directly to the trustee. If a payment is not received, the Administrator will evaluate what actions should be taken, if any, and if appropriate take action, to collect payments and report such payments, if any, received to the Trustee on a quarterly basis. The Trustee is to establish a collection account in which all funds collected will be held. After paying costs and expenses of administration of the royalty contracts and trust, the trustee will make distributions to the Beneficiaries of the Trust on a quarterly basis.

                Q:            ARE THE TRUSTEE AND ADMINISTRATOR PAID FOR THEIR SERVICES?

        A:    Under the terms of the Trust, the Trustee will be paid $15,000 per year for its service as Trustee, and will also be entitled to reimbursement of expenses, and compensation for extraordinary services rendered by the Trustee. The Administrator and Planet will be entitled to reimbursement from royalty payments and any other amounts held by the trust for all expenses incurred in collecting royalty payments, enforcing the Royalty Contracts, and performing any obligations required to be performed by Planet under the Royalty Contracts. The Administrator will also be entitled to be paid reasonable compensation for administration of the Trust not to exceed the lesser of (i) $10,000, or (ii) 25% of the net payments received by the Trust for a particular year.

                Q:            HOW WILL AVAILABLE FUNDS BE ALLOCATED?

                A:
▪	First, to Trustee
▪	Second, to the Company (as grantor) in the unlikely event it incurs expenses.
▪	Third, to Administrator
▪	Fourth, to Beneficiary

                Q:            HOW WILL I RECEIVE PAYMENT?

                A:            Distributions will be made by check and mailed to Beneficiaries. If any distribution to a Beneficiary would be less than a minimal amount still to be determined (other than a fiscal distribution), the Trustee shall hold such payment until a payment in an amount more than the minimal amount, which said greater amount is still to be determined, can be made.

                Q:            WILL BENEFICIARIES RECEIVE ANNUAL STATEMENTS?

                A:            On or before February 15 of each calendar year, the Trustee will forward to each Beneficiary a statement setting forth, among other information, amounts received and distributed by the Trust during the calendar year.

                Q:            ARE MY INTERESTS IN THE TRUST TRANSFERABLE?

                A:            No beneficial interest in the Trust will be transferable except upon death or by operation of law. The purpose behind making the beneficial interests non-transferable (except in case of death or by operation of law) is because the amount of money to be received under the Royalty Contracts is unknown. If the beneficial interests where transferable, they would be subject to SEC registration requirements. If the Trust were required to comply with SEC rules and regulations regarding registration, the additional fees and expenses could prove prohibitive.

                Q:            WILL I RECEIVE A CERTIFICATE INDICATING MY OWNERSHIP INTEREST IN THE TRUST?

                A:            No certificates or other indication of ownership will be issued. The Trustee will maintain a register which will show the Beneficiaries and their respective interests in the Trust.

                Q:            WHAT IS THE EXPECTED DURATION OF THE TRUST?

                A:            The Trust will be limited in duration and will expire upon the earlier of April 21, 2018, or when it has been determined that all royalties and remedies to enforce such rights have been reasonably exhausted or are of no material value and not reasonably collectable.

                Q:            WHO WILL DETERMINE THAT THE ROYALTIES AND REMEDIES TO ENFORCE SUCH RIGHTS HAVE BEEN EXHAUSTED OR ARE OF NO MATERIAL VALUE?

                A:            The Company (as grantor), the Trustee, and the Administrator must all agree.

                Q:            WHAT RIGHTS DO I, AS A BENEFICIARY, HAVE IF I AM NOT SATISFIED WITH THE PERFORMANCE OF THE TRUSTEE OR ADMINISTRATOR, OR IF I WANT TO ENFORCE MY RIGHTS UNDER THE TRUST?

                A:            If 3 or more beneficiaries holding 5% or more of the beneficial interests in the Trust apply to the Trustee and state that such beneficiaries would like to communicate with other beneficiaries regarding their rights under the Trust agreement, the trustee must cause to be made available to such Beneficiaries such contact information of other Beneficiaries. Beneficiaries owning not less than 66 2/3% of the interests in the Trust can direct the Trustee to act or excuse its promise under the trust agreement.

RISK FACTORS ASSOCIATED WITH TRUST

                THE ESTABLISHMENT OF THE ROYALTY LIQUIDATION TRUST COULD RESULT IN TAX LIABILITY TO THE COMPANY.

                The Acquisition may materially affect the Company for United States income tax purposes. The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the benefit of the Company’s current shareholders who would receive distributions of royalty payments (less costs and expenses of administering the royalty contracts and trust) equal to the shareholder’s ownership interest in the Company on the Record Date for the meeting.

                The transfer of the royalty rights to the trust by the Company will be treated as a taxable disposition (sale) at the fair market value of the royalty rights and the Company will recognize taxable gain equal to the difference between the Company’s basis in the rights and the fair market value. The fair market value of the rights is highly speculative and the Company has not incurred the expense of obtaining an appraisal of the rights. While the Company will recognize a gain upon the distribution, the Company believes any gain will be substantially offset by the Company’s net operating losses.

                THE ESTABLISHMENT OF THE ROYALTY LIQUIDATION TRUST COULD RESULT IN TAX LIABILITY TO THE SHAREHOLDERS.

                The Acquisition may materially affect the Company’s shareholders for United States income tax purposes. The Company is proposing to distribute to a Royalty Liquidation Trust, the Company’s right to receive payments due it under certain contracts. The Trust is being established for the benefit of the Company’s current shareholders who would receive distributions of royalty payments (less costs and expenses of administering the royalty contracts and trust) equal to the shareholder’s ownership interest in the Company on the Record Date for the meeting.

                A distribution to the shareholders through the Trust, may, at least in part, be considered a taxable dividend to shareholders, if, at the end of the year, the Company has earnings and profits. The Company has no accumulated earnings and profits from prior years, but it will not be known until the end of the calendar year whether or not the Company will have earnings and profits for the current year. The Company is not expecting earnings and profits for the current year to be material. However, it is possible the Company could report some dividend income to the shareholders. If so, it is also possible that the amount of dividend income reported will exceed cash distributions, if any, to shareholders from the Trust for the current year. Any part of each shareholder’s proportionate share of the distribution which is not treated as a dividend will first reduce each shareholders’ basis in their stock and any excess of distributions over basis will be treated as a gain from the sale or exchange of property.

                BENEFICIARIES UNDER THE TRUST MUST SEEK OUT OTHER BENEFICIARIES IN ORDER TO ENFORCE THEIR RIGHTS UNDER THE TRUST.

                In order to gain access to the contact information of other Beneficiaries, at least 3 Beneficiaries owning at least 5% of the interest in the Trust must band together to force the Trustee to provide access to such contact information.

                Additionally, it takes a supermajority of the beneficial interests in the Trust (66 2/3%) to direct the Trustee to act or exercise its powers.

                BENEFICIARIES DO NOT HAVE THE ABILITY TO DETERMINE THAT THE ROYALTIES AND REMEDIES TO ENFORCE SUCH RIGHTS HAVE BEEN EXHAUSTED OR ARE OF NO MATERIAL VALUE.

                The Company (as Grantor), the Trustee and the Administrator have the power to determine when the benefits of the Royalty Contracts have expired. The interests of the decision makers may be different than those of the Beneficiaries.

                THE INTERESTS IN THE TRUST ARE NOT TRANSFERABLE.

                Except in the cause of death or by operation of law, the beneficial interests of shareholders in the Trust are not transferable. There is a risk that the shareholders could hold a very valuable asset, but would be unable to transfer it.

                BENEFICIARIES ARE FOURTH IN LINE FOR RECEIPT OF AVAILABLE FUNDS.

                Beneficiaries do not receive distributions until Trustee, Grantor, and Administrator have all been paid their fees and/or been reimbursed expenses incurred. The Beneficiaries run the risk that the available funds will be exhausted before any distributions may be made.

                ADMINISTRATOR CHARGED WITH ADMINISTERING ROYALTY LIQUIDATION TRUST MAY BE DIFFICULT TO REPLACE IF SUCH ADMINISTRATOR RESIGNS OR CEASES TO ACT AS ADMINISTRATOR.

                The Royalty Liquidation Trust requires the appointment of an administrator to administer the Royalty Contracts and to collect payment due under the Royalty Contracts for distribution to the beneficiaries of the trust. The trust contains a provision which the administrator shall not resign from its position as Administrator unless (i) it can no longer act under applicable law, or (ii) unless a successor Administrator acceptable to Beneficiaries representing 50% or more beneficial interests in the Trust consents to such a resignation. It is possible that less than 50% of the Beneficiaries would consent to such a resignation. In such a situation, there is a risk that the Trust could operate for a period of time without an Administrator.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO EFFECT
A ONE-FOR-FIFTY REVERSE STOCK SPLIT OF COMMON STOCK

General

                The Company’s Board of Directors believes that it may be in the best interests of the Company to amend the Articles of Incorporation to effect a one for fifty reverse stock split.

                The principal effect of the reverse split would be to decrease the number of issued and outstanding shares of the Company’s common stock (but not the total shares authorized for issuance). Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder would hold the same percentage of common stock immediately following the reverse split as such stockholder held immediately prior to the reverse split. The relative voting and other rights that accompany the shares of common stock would not be affected by the reverse split. In the event that our Board of Directors determines that it is in the best interests of the Company to effect a reverse split in the 2004 calendar year, the Company will file a Form 8-K with the SEC detailing the specific terms of such split.

                As of March 22, 2004, there were outstanding 6,207,884 shares of Common Stock. If the Company does not issue any shares of Common Stock prior to the date the reverse stock split becomes effective (other than the approximately 28,000,000shares being issued to Allergy Free as part of the Company’s purchase of Allergy Free’s assets), the number of outstanding shares of Common Stock will be reduced to approximately 687,960  The number of authorized shares of Common Stock will remain 20,000,000 shares. Except for the issuance of additional whole shares of Common Stock for fractional shares, the reverse stock split will not result in any immediate change in the economic interests or the voting power of a shareholder relative to other shareholders. However, the reverse stock split will result in a substantial increase in the number of shares of Common Stock available for issuance by the Board of Directors.

                The reverse split would be accomplished by amending the Company’s Articles of Incorporation to include a paragraph in the following form:

“Effective as of the close of business on the date of filing this Amendment to the Articles of Incorporation with the California Secretary of State (the “Effective Time”), the filing of this Amendment shall effect a reverse stock split (the “Reverse Split”) pursuant to which fifty shares of Common Stock, par value $.01 per share, issued and outstanding and held by a single holder, shall be combined into one validly issued, fully paid and nonassessable share of Common Stock par value $.01 per share. Each stock certificate that prior to the Effective Time represented shares of Common Stock, shall following the Effective Time represent the number of shares into which the shares of the Common Stock represented by such certificate shall be combined as a result of the Reverse Split. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall round up to the nearest whole share any fractional share that would otherwise result from the Reverse Split; the number of authorized shares of Common Stock shall continue to be 20,000,000; and the par value of the Common Stock shall be $.01 per share.”

The reverse split will become effective on a date determined by the Board.

                Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under California law in connection with the amendment to the Articles of Incorporation to complete the reverse split.

                The Company may use the authorized and unissued shares of Common Stock to raise capital in a public or private offering, to enter into a strategic transaction or to grant options and warrants to employees or others.

                The Company plans to effect an unregistered private placement of up to $2 million of the Company’s unregistered common stock at a purchase price equal to 70% of the weighted average price of the Company’s common stock for a ten (10) day period immediately proceeding the Acquisition Date to shareholders of the Company and Members of Allergy Free as of the record date who are accredited investors and up to thirty-five (35) other investors. If the private placement offering is over-subscribed, shares will first be allocated to Planet shareholders as of the record date for this meeting and then to Allergy Free members. Shares will only be offered pursuant to the Company’s Private Placement Memorandum, which shareholders as of the record date for this meeting may request from the Company at 6835 Flanders Drive, Suite 100, San Diego, California, (619) 291-5694.

Reasons for the Reverse Stock Split

                Management believes that the low per share price of the Company’s Common Stock impairs the acceptability of the stock by the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company’s reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Management also believes that a low share price reduces the effective marketability of the shares because of the reluctance of many brokerage firms to recommend low-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of a low-price stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

                The Board of Directors anticipates that the decrease in the number of shares of outstanding Common Stock as a consequence of the reverse stock split will result in an anticipated increased price level, which will encourage interest in the Common Stock and possibly promote greater liquidity for the shareholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split.

                We cannot assure stockholders that the Reverse Split will have any of the desired consequences described above. Specifically, we cannot assure stockholders that, if effected, the post- Reverse Split market price of our Common Stock will increase proportionately to the ratio for the Reverse Split.

Fractional Shares

                In order to save the expense and inconvenience of issuing fractional shares, the Company will not issue scrip or fractional share certificates evidencing shares of Common Stock in connection with the reverse stock split. The Company will issue one additional whole share to shareholders who would otherwise be entitled to a fractional share. If the same shareholder is the owner of shares under multiple share certificates, then the number of shares the Company will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

Increase in Authorized Unissued Shares

                The following table shows how the one-for-fifty reverse stock split will increase the number of shares of Common Stock available for issuance by the Board of Directors. The information presented in the table is as of March 30, 2004. The table assumes that no shares or other securities convertible into or exercisable for shares of Common Stock will be issued prior to the date upon which the reverse stock split is affected.

				Number of
				Shares After
			Number of	1:50 Reverse
			Shares After	Stock Split,
	Number of	Number of	1:50 Reverse	Merger with
	Shares Prior	Shares After	Stock Split	Allergy and
	to Reverse	1:50 Reverse	and Merger	Private
	Stock Split	Stock Split	with Allergy	Placement

			(3)	(4)
Common Stock (1):
Authorized	20,000,000	20,000,000	20,000,000	20,000,000

Outstanding	6,207,884	124,100	1,080,000	1,400,000

Reserved for Issuance on Exercise
of Options and Warrants (2)	1,366,625	27,400	27,400	27,400

Available for Future Issuance	12,425,491	19,848,500	18,892,600	18,572,600

(1)	Subject to adjustment for the issuance of one additional whole share to shareholders who would otherwise be entitled to a fractional share.

(2)	Represents 284,243 pre-split shares issuable upon the exercise of investor and other warrants at December 31, 2003, and 1,082,382 pre-split shares issuable upon the exercise of options outstanding at December 31, 2003 under the Company’s 2000 and 1995 Stock Option Plans and other options outstanding.
(3)	Increase in the outstanding shares is made up of 563,900 shares issuable to Allergy in connection with the Asset Purchase and 392,000 shares issuable in connection with Allergy’s ability to receive stock in lieu of payments on the subordinated note issued in connection with the Asset Purchase.
(4)	Increase in the outstanding shares is made up of 320,000 shares issuable in connection with the Private Placement contemplated in the Asset Purchase Agreement. The share price was based on 70% of the weighted average market price of the Company’s common stock for the 10 business day period preceding the acquisition date, as defined in the Asset Purchase Agreement.

                Since the total number of authorized shares of Common Stock will remain 20,000,000, following the reverse stock split, the Board of Directors, subject to any applicable shareholder approval requirements imposed by law or regulation, will be able to issue over 19,000,000 shares of Common Stock. The Company, subject to shareholder approval, has agreed to purchase the assets of Allergy Free in exchange approximately 81% of the issued and outstanding shares of stock of the Company and Subordinated Convertible Notes in the approximate amount not more than Two Million Eight Hundred Seventeen Thousand Five Hundred Dollars ($2,817,500) all or a portion of which may be converted into common stock. Aside from the Allergy Free transaction, the Company’s Board of Directors does not intend to seek shareholder approval prior to any issuance of additional shares of our Common Stock, except as otherwise required by law or regulation. The outstanding shares of Common Stock have no pre-emptive rights; accordingly, if the Company issues additional shares of Common Stock, shareholders will not have any preferential right to purchase any of the additional shares. Although the Board of Directors believes the increase in authorized unissued shares is in the best interests of the Company and the shareholders, the issuance of additional shares of Common Stock may, depending on the circumstances under which such shares are issued, reduce the shareholders’ equity per share and may reduce the percentage ownership of Common Stock of existing shareholders.

Implementation of Reverse Stock Split

                If the shareholders approve the reverse stock split, the Company will file the Amended and Restated Articles of Incorporation in the form of Exhibit D to this Proxy Statement with the Secretary of State of California, and upon such filing the reverse stock split will become effective as of the opening of business on that date. The reverse stock split will be formally implemented by amending our Articles of Incorporation to add the following:

                “Upon the filing of this Certificate of Amendment with the Office of the Secretary of State, shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-fifty without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. All fractional shares owned by each holder of record will be aggregated and to the extent after aggregating all fractional shares any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share.”

                Following the effectiveness of the amendment, each certificate representing shares of Common Stock outstanding immediately prior to the reverse stock split will be deemed automatically, without any action on the part of the shareholders, to represent one-fiftieth of the pre-split number of shares. However, no fractional shares will be issued as a result of the reverse stock split. Each shareholder of record owning shares of Common Stock prior to the reverse stock split which are not evenly divisible by fifty (50) will receive one additional share for the fractional share that such shareholder would otherwise have been entitled to receive as a result of the reverse stock split. After the reverse stock split becomes effective, shareholders will be asked to surrender their stock certificates in accordance with the procedures set forth in a letter of transmittal. Shareholders should not submit any certificates until requested to do so. Upon such surrender, a new certificate representing the number of shares owned as a result of the reverse stock split will be issued and forwarded to shareholders. However, each certificate representing the number of shares owned prior to the reverse stock split will continue to be valid and represent a number of shares equal to one-fiftieth of the pre-split number of shares.

                Shareholders who do not vote in favor of the reverse stock split may not exercise dissenters’ appraisal rights under the California General Corporation Law.

Exchange of Stock Certificates

                The exchange of shares of Common Stock resulting from the reverse stock split will occur on the date we file the Amended and Restated Articles of Incorporation effecting the reverse stock split, without any further action on the part of our shareholders and without regard to the date or dates certificates formerly representing shares of Common Stock are physically surrendered for certificates representing the post-split number of shares such shareholders are entitled to receive. We will appoint Transfer Online, transfer agent for our Common Stock, exchange agent to act for shareholders in effecting the exchange of their certificates. In the event that the number of shares of Common Stock into which shares of Common Stock will be exchanged or converted includes a fraction, we will issue to the holder of such fraction, in lieu of the issuance of fractional shares, one whole additional share.

                As soon as practicable after the date the reverse stock split becomes effective, transmittal forms will be mailed to each holder of record of certificates formerly representing shares of Common Stock to be used in forwarding their certificates for surrender and exchange for certificates representing the post-split number of shares of Common Stock such shareholders are entitled to receive. After receipt of such transmittal form, each holder should surrender the certificates formerly representing shares of Common Stock and such holder will receive in exchange therefore certificates representing the whole number of shares to which he is entitled, plus one whole share in lieu of any fractional share. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a transmittal form.

                On the date the reverse stock split becomes effective, each certificate representing shares of Common Stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the number of shares of Common Stock into which the shares evidenced by such certificate have been converted, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after that date with respect to the shares which the shareholder is entitled to receive because of the reverse stock split until the certificates representing such shares of Common Stock have been surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid without interest.

Federal Income Tax Consequences

                The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). You are urged to consult with your own tax advisors to determine the particular consequences to you.

                The exchange of shares resulting from the reverse stock split will be a tax-free recapitalization for the Company and its shareholders to the extent that shares of pre-split Common Stock are exchanged for post-split Common Stock. Therefore, shareholders will not recognize gain or loss as a result of that transaction.

                A shareholder’s holding period for shares of post-split common stock, including any additional shares issued in lieu of issuing fractional shares, will include the holding period of shares of pre-split Common Stock exchanged therefore, provided that the shares of pre-split Common Stock were capital assets in the hands of the shareholder.

                The shares of post-split Common Stock in the hands of a shareholder, including any additional shares issued in lieu of issuing fractional shares, will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-split Common Stock held by that shareholder immediately prior to the split.

                Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. However, it is possible that the receipt of additional shares could be wholly or partially taxable.

QUESTIONS AND ANSWERS REGARDING REVERSE STOCK SPLIT

                Q:            WHY IS THE COMPANY PROPOSING TO AMEND ITS CHARTER TO EFFECT A REVERSE  STOCK SPLIT?

                A:            The Company’s common stock currently trades on the OTC Bulletin Board. The Company is proposing to effect a reverse stock split primarily for the purpose of increasing the bid price per share of its common stock above the $4.00 per share minimum bid price that is required for initial inclusion in The Small Cap Nasdaq Stock Market. Furthermore, the Company’s board of directors believes that the low market price of the Company  common stock  impairs its marketability and creates a negative  impression of the Company. The Company hopes that the decrease in the number of shares of its outstanding common stock resulting from the reverse stock split and the anticipated increase in the per share trading price will encourage greater interest in its common stock among  members of the  financial  community and the investing public.

RISKS ASSOCIATED WITH REVERSE STOCK SPLIT

                We cannot assure stockholders that the Reverse Split will have any of the desired consequences described above. Specifically, we cannot assure stockholders that, if effected, the post- Reverse Split market price of our Common Stock will increase proportionately to the ratio for the Reverse Split.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE REVERSE STOCK SPLIT. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THE REVERSE STOCK SPLIT.

PROPOSAL 4
NAME CHANGE

                The Board of Directors of the Company believes that it is advisable and in the best interests of the Company and its shareholders to change the name of the Company from “Planet Polymer Technologies, Inc.” to “Planet Technologies, Inc.”  Management believes the name change would be beneficial to the Company for marketing, branding, and other similar purposes.

                The Over-The-Counter Bulletin Board (“OTC”) lists the common stock of the company under the symbol “POLY.OB.”  As soon as reasonably practicable after the name change, the OTC would list the common stock of the Company under its new name, Planet Technologies, Inc., and would continue using the same symbol to list the Company.

                The Company’s Bylaws require the affirmative vote of the holders of common stock of the Company to amend the Company’s Articles of Incorporation to change the name of the Company. In conformance with the Company’s Bylaws, the Company has attached the proposed amendment to the Articles as Exhibit D.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED NAME CHANGE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THE PROPOSED NAME CHANGE.

PROPOSAL 5
ELECTION OF DIRECTORS

                There are five (5) nominees for the five Board positions presently authorized by the Company’s current Bylaws. Each director to be elected will hold office until the next Annual Meeting of Shareholders and until his/her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

                Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                In any election of directors, the candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company up to the authorized number of positions on the Board.

Nominees

                The names of the nominees and certain information about each person is set forth below:

Name	Age	Principal Occupation

Scott L. Glenn (3)	54	Managing Member of Allergy Free and Business Executive
Robert J. Petcavich, Ph.D.	49	Chairman of the Board of Directors and Chief Technical Officer
H.M. Busby (1)	65	Director, Chief Executive Officer, President, Chief Financial Officer and Secretary
Michael A. Trinkle (1) (2)	51	Member of Allergy Free and Business Executive
Ellen M. Preston (2) (3)	49	Member of Allergy Free and Business Consultant

(1)           Member of the Audit Committee of the Board of Directors.
(2)           Member of the Compensation Committee of the Board of Directors.
(3)           Member of the Nominating Committee of the Board of Directors.

                Scott L. Glenn, or an affiliated entity controlled by him, has been the Manager and a member of Allergy Free since October 2000. Mr. Glenn is also the Managing Partner of Windamere Venture Partners and has been since 1996. He also currently serves as a director and founder of Aveva Pharmaceuticals, GlobalEdge, SkinMedica, Veras and Somaxon Pharmaceuticals. Previously, from 1988 until 1995, Mr. Glenn served in various management capacities, including Chairman, CEO, and President of Quidel Corporation, a leading point of care diagnostic business. Before serving in those capacities from 1983 through 1988, Mr. Glenn was vice president of development/operations of Quidel. From 1984 to 1992, Mr. Glenn also served as a Division/General Manager, Director of Materials, and Production Management for Allergan Pharmaceuticals, Inc. Mr. Glenn has a bachelor of Science degree in Finance and Accounting from California State University at Fullerton.

                Robert J. Petcavich is currently CTO of Lumera Corporation of Seattle Washington the world leader in molecular photonics polymer platform technologies. Dr Petcavich has been the Chairman, CEO and President of several successful start up technology companies. From August 1988 until September 1995 Dr Petcavich was President and CEO of Alphascribe Express Inc an electronic medical records service enterprise. Dr Petcavich was also founder, Chairman and/or CEO of Planet Polymer Technologies from 1992 until 2003 an advanced materials intellectual property development company. He was also founder, Chairman and/or CEO from 1996 until 2001 of Alife Medical Inc a Natural Language Processing Software services provider for the medical billing industry now majority owned by Medquist (NASDAQ:MEDQ) a subsidiary of Philips Electronics. Dr Petcavich has a Ph.D. degree in Polymer Science, a Master of Science Degree in Solid State Science, and a B.S. degree in Chemistry from the Pennsylvania State University, and completed the PMD executive management degree program at Harvard. Dr Petcavich holds 22 issued United States patents, and has both public and Venture Capital Board of Directors experience. He sits on two Boards at the present time, that of Planet Polymer Technologies Inc and Molecular Reflections Inc.

                H. M. “Mac” Busby has been a director of the Company since August 1997 when he was elected by the members of the Board of Directors to fill a vacancy on the Board. Mr. Busby became President and Chief Executive Officer and Chief Financial Officer of the Company on February 1, 2003. In May 2003, Mr. Busby was appointed Secretary of the Company. Mr. Busby began his career in 1966 at Wisconsin Centrifugal, Inc. which included the position of Manager of Industrial and Public Relations. Mr. Busby has also served as Vice President of Human Relations and Administration for MCA Financial, Inc., a subsidiary of MCA, Inc. Mr. Busby was Chairman of Sun Protective International and Sun-Gard USA. Mr. Busby earned his B.S. in Business Administration from Indiana University.

                Michael A. Trinkle currently serves as President of Conception Technologies, LP, and has held the position since 1993. Mr. Trinkle is also a member of Allergy Free, LLC, and served as its President from August 2001 to March 31, 2004. During the 15 years prior to joining Conception Technologies, LP, Mr. Trinkle was employed by

Allergan Pharmaceuticals where he held management positions in the areas of operations, sales, marketing,and quality assurance.

                Ellen M. Preston has been a member of Allergy Free since October 2000. In addition to being a member of Allergy Free, LLC, since 1998, Ms. Preston has been a business consultant advising medical device companies in the areas of strategic market assessment, business development, brand development and strategy, and communications. From 2000 until 2002, Ms. Preston was a venture partner with Windamere Venture Partners. While with Windamere Venture Partners, Ms. Preston was a founder of Dexcom, Inc., a corporation engaged in the development of an implantable glucose sensor, and founded Miramedica, Inc. a company specializing in computer aided detection. Ms. Preston served as interim president of Miramedica, Inc.,which was sold to Kodak in 2003. From 1997-1998, Ms. Preston was Vice President of Sales and Marketing for Amira Medical, Inc. She held a similar position with Biopsys Medical, Inc. from 1996-1997.

Board Committees and Meetings

                During 2003, the Board of Directors held meetings. The Board of Directors has an Audit Committee and a Compensation Committee. In addition, in 2004 the Company’s entire current Board acted as the Nominating Committee and nominated the current candidates in compliance with the Asset Purchase Agreement dated March 18, 2004, and entered into by and between the Company and Allergy Free, LLC. The terms of the Asset Purchase Agreement dictated whom the Board candidates would be. The shareholders of the Company have the right to vote whether to accept the Asset Purchase Agreement and the Acquisition contemplated therein. The newly elected Board will consider establishing a charter for the Nominating Committee which provides guidelines for the selection of future directors.

                The Audit Committee is responsible for the engagement of the Company’s independent auditors, consulting with independent auditors concerning the audit plan and reviewing the comments and recommendations resulting from the auditor’s report. During 2003, the Audit Committee was composed of  non-employee directors including Messrs. Dr. Petcavich and Ronald B. Sunderland and met during 2003. The Audit Committee Charter was adopted on May 22, 1997 and was subsequently amended in 2001.

                The Audit Committee has reviewed and discussed the audited financial statements with management and it has discussed with the independent auditors the matters required to be discussed by SAS 61. Furthermore, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the independent accountant’s independence and based on the review of the financial statements and discussions with management and the auditors, it recommended to the Board of Directors that the audited financial statements be included in the company’s 10-KSB for year 2003.

                The Compensation Committee is responsible for reviewing the compensation and benefits of the Company’s executive officers, making recommendations to the Board of Directors concerning the compensation and benefits of the Company’s executive officers and administering the Company’s Stock Incentive Plans. The Compensation Committee in 2003 was composed of two non-employee directors including Messrs. H. M. Busby, and Ronald B. Sunderland. The Compensation Committee did not meet during 2003 since there were no employees of the Company.

                The Nominating Committee will be responsible for identifying, evaluating, and recommending candidates to serve as  directors of the Company and to serve as a focal point for communication between such candidates, the Board, and the Company’s management and will be recommendations to the Board of Directors concerning the nomination of candidates to be elected by the Company’s shareholders as a director of the Company.

                During 2003, each Board member attended 75% or more of the aggregate of the meetings of the Board, and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

                To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with except for the late filing of Form 5 for current directors Busby, Sunderland, and Petcavich relating to options granted during 2003.

ADDITIONAL INFORMATION

Management

                Set forth below is information regarding management of the Company.

Name	Age	Position

Robert J. Petcavich, Ph.D.	49	Chairman of the Board and Chief Technical Officer
H. M. Busby	65	CEO & President, Chief Financial Officer, and Secretary

                Robert J. Petcavich  is the founder of the Company and has been Chairman since August 1991. He currently is Chairman of the Board and Chief Technical Officer of the Company. In addition, Dr. Petcavich is a Director of Molecular Reflections, Inc. a San Diego based Biotechnology Company. In 1988, Dr. Petcavich founded AlphaScribe Express Inc., an electronic medical records company, where he served as Chief Executive Officer until September 1995. He also served as Vice President Corporate Staff at Deposition Technologies Inc., a high technology polymer materials manufacturer (now a subsidiary of Material Sciences Corporation), from 1982 until 1988. Dr. Petcavich is the inventor of 22 issued United States patents. Dr. Petcavich has a Ph.D. in Polymer Science, a MS degree in Solid State Science, and a BS degree in Chemistry from Pennsylvania State University, and has completed an executive management program (PMD) at the Harvard University Graduate School of Business.

                H. M. “Mac” Busby  has been a director of the Company since August 1997 when he was elected by the members of the Board of Directors to fill a vacancy on the Board. Mr. Busby became President and Chief Executive Officer and Chief Financial Officer of the Company on February 1, 2003. In May 2003, Mr. Busby was appointed Secretary of the Company. Mr. Busby began his career in 1966 at Wisconsin Centrifugal, Inc. which included the position of Manager of Industrial and Public Relations. Mr. Busby has also served as Vice President of Human Relations and Administration for MCA Financial, Inc., a subsidiary of MCA, Inc. Mr. Busby was Chairman of Sun Protective International and Sun-Gard USA. Mr. Busby earned his B.S. in Business Administration from Indiana University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth certain information regarding the ownership of the Company’s Stock as of March 30, 2004 by: (i) each director and nominee for director; (ii) each of the Executive Officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of any class of the Company’s Stock, based upon information reported to the Company or publicly available reports filed with the SEC.

		Beneficial Ownership

Title of Class	Beneficial Owner	Number of Shares (1)	Percentage of Class Owned (2)

Common	Robert J. Petcavich, Ph.D. (3) 313 5th Avenue, South Kirkland, WA 98033	856,781	13.4%

Common	Richard Zorn (4) 750 Lexington Avenue, 24th Floor New York, NY 10022	518,900	8.4%

Common	H.M. Busby (5) 3852 Alameda Place San Diego, CA 92103	348,792	5.5%

Common	Ronald B. Sunderland (6) 3728 Regal Vista Dr. Sherman Oaks, CA 91403	86,000	1.4%

Common	Scott L. Glenn 6402 Cardeno Drive La Jolla, CA 92037	0	0%

Common	Michael A. Trinkle	0	0%

Common	Ellen Preston	0	0%

Common	All executive officers and directors as a group (7)	1,291,573	19.6%

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Percentage ownership is based upon the shares outstanding on March 22, 2004, and any shares issuable pursuant to securities convertible into or exercisable for shares of Common Stock by the person or group in question on March 22, 2004 or within 60 days thereafter.

(3)	Includes 164,682 shares issuable upon exercise of options that are exercisable within 60 days of May 13, 2003.

(4)	Mr. Zorn is the beneficial owner of 218,300 shares of Common Stock and by his affiliation with Benchmark has shared investment discretion over accounts of its customers that hold 300,600 shares of Common Stock as of May 13, 2003.

(5)	Includes 116,200 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of May 13, 2003.

(6)	Includes 86,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of May 13, 2003.

(7)	Includes 366,882 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of May 13, 2003.

EXECUTIVE COMPENSATION

Compensation of Directors

                Directors may be granted options to purchase Common Stock under the Company’s 1995 Stock Option Plan (the “1995 Option Plan”) and the 2000 Stock Incentive Plan (“2000 Incentive Plan”). During 2003, options to purchase shares of the Company’s Common Stock were granted to the Company’s directors as follows: (i) in May 2003, the Board of Directors of the Company approved and granted non-statutory stock option grants to Mr. Busby, Dr. Petcavich and Mr. Sunderland to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $0.06 per share, vesting fully at the date of grant, and (ii) the Board of Directors granted non-statutory stock option grants to Dr. Petcavich to purchase an additional 12,500 shares of the Company’s Stock at an exercise price of $0.14 per share, vesting fully at the date of the grant.

                Directors are reimbursed for reasonable travel expenses incurred in connection with attendance at Board meetings, or any committee meetings, or otherwise in connection with their service as a director.

Compensation of Executive Officers

                The following table sets forth, for the fiscal years ended December 31, 2003, 2002, and 2001 certain compensation awarded or paid to, or earned by the Company’s Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)		Shares Underlying Options(#)		All Other Compen- sation($)

Robert J. Petcavich	2003	$—	$—		—		$—
Chairman of the Board	2002	$170,038	$—		—		$3,241	(2)
and Chief Technical Officer	2001	$210,000	$15,000	(3)	—		$6,139	(1)

H.M. Busby	2003	$—	$—		—		$31,677	(7)
Chief Executive Officer,	2002	$—	$—		—		$—
President and Chief Financial Officer	2001	$—	$—		—		$—

Richard C. Bernier (6)	2003	$—	$—		—		$—
Chief Executive Officer	2002	$117,713	$—		—		$—
and President	2001	$205,000	$—		100,000	(4)	$37,471	(5)

(1)	Represents insurance premiums paid by the Company under a term life insurance policy insuring Dr. Petcavich and auto expense reimbursement.

(2)	Represents auto expense reimbursement paid by the Company.

(3)	Includes $15,000 accrued as a bonus pursuant to an incentive agreement effective January 1, 2000, but paid in 2001.

(4)	Represents an option granted on November 4, 2001 with an exercise price of $0.06. Options vested April 15, 2002.

(5)	Temporary living and moving expenses, including “tax gross-up” as allowed per employment agreement.

(6)	Mr. Bernier served as CEO & President and Acting Chief Financial Officer until his resignation January 31, 2003.

(7)	Represents a consulting fee Mr. Busby was paid for his services to the Company in 2003.

Stock Option Grants and Exercises

                The Company’s Executive Officers are eligible for grants of options under the Company’s 1995 Stock Option Plan (the “1995 Option Plan”) and the 2000 Stock Incentive Plan (the “2000 Incentive Plan”). As of December 31, 2003, there were remaining 449,813 shares available for grant under the Option Plans.

                There were stock options granted to executive officers in 2003.

                The following table sets forth information with respect to the number of securities underlying unexercised options held by the Executive Officers as of December 31, 2003 and the value of unexercised in-the-money options (i.e., options for which the current fair market value of the Common Stock underlying such options exceeds the exercise price):

Aggregated Option Exercises Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End ($) (1)
			(2)
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Petcavich	-0-	-0-	227,182	0	$0	$0
H. M. Busby	-0-	-0-	163,000	0	$0	$0
Richard C. Bernier	-0-	-0-	185,000	80,000	$0	$0

(1)	Calculated based on the estimated fair market value of the Company’s Common Stock as of December 31, 2003, less the exercise price payable upon the exercise of such options. Such estimated fair market value as of December 31, 2003 was $.04, the last price posted at the close of trading on December 31, 2003.
(2)	The three current directors of Planet, H.M. Busby, Dr. Robert J. Petcavich, and Ronald B. Sunderland each exercised 50,000 stock options in March, 2004 thus reducing the number of options held in a corresponding amount. Additionally, the three current directors surrendered “Out of the Money” stock options in the following amounts: Robert J. Petcavich, 154,182; H.M. Busby 48,200; Ronald B. Sunderland, 18,000.

DESCRIPTION OF EMPLOYEE BENEFIT PLANS

2000 Stock Incentive Plan

                Planet’s 2000 Stock Incentive Plan was approved by Planet’s shareholders at its annual meeting of shareholders on May 1, 2000. The Board of Directors reserved 500,000 shares of common stock for issuance under the 2000 Plan, together with any remaining shares of common stock eligible for issuance under the 1995 Stock Option plan which expire unexercised. A committee consisting of Planet’s Board of Directors or appointed Board members has the sole discretion to determine under which plan stock options and bonuses may be granted.

                The purpose of the 2000 Incentive Plan is similar to that of the 1995 Plan, which was to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and to promote the success of the Company’s business. As was the case under the 1995 Plan, under the 2000 Plan, Planet may grant or issue incentive stock options and non-statutory stock options to eligible participants, provided that incentive stock options may only be granted to employees of Planet. The 2000 Stock Incentive Plan also allows shares of common stock to be issued under a Stock Bonus Program through direct and immediate issuances. Similar to stock options granted under the Plan, stock bonus awards may be subjected to a vesting schedule determined by the Board of Directors. Option grants under both plans are discretionary. Options granted under both plans are subject to vesting as determined by the Board, provided that the option vests as to at least 20% of the shares subject to the option per year. The maximum term of a stock option under both plans is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company’s outstanding capital stock, the maximum term is five years under both plans. Under both plans if an optionee terminates his or her service to Planet, such optionee may exercise only those option shares vested as of the date of termination, and must affect such exercise within the period of time after termination set forth in the optionee’s option. The exercise price of incentive stock options granted under both plans must be at least equal to the fair market value of the Common

Stock of the Company on the date of grant. Under both plans the exercise price of options granted to an optionee who owns stock possessing more than 10% of the voting power of Planet’s outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash, by delivery of other shares of the Company’s common stock or by any other form of legal consideration that may be acceptable to the Board.

401(K) Plan

                The Company provided a defined contribution 401(k) savings plan (the “401(k) Plan”) in which all full-time employees of the Company were eligible to participate. Eligible employees were permitted to contribute up to fifteen percent (15%) of their pre-tax salary to the 401(k) Plan subject to IRS limitations. Company contributions to the 401(k) Plan were at the discretion of the Board of Directors. There were no Company contributions charged to operations related to the 401(k) Plan in 2002. The Company terminated the 401(k) Plan in 2003, and pursuant to this termination made a full distribution of the plan assets to the plan participants.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

                On November 18, 1998, the Company entered into a five-year employment agreement, effective January 1, 1999, with Dr. Petcavich. This agreement increased Dr. Petcavich’s salary to $210,000 and included a termination provision that provided for a consulting agreement in the event of early termination. Also on November 18, 1998 the Company’s Board of Directors granted Dr. Petcavich an incentive stock option to purchase 125,000 shares of Common Stock at an exercise price of $1.65 per share under the 1995 Stock Option Plan.

                In December 31, 2001, the Company and Dr. Petcavich amended the above employment agreement, reducing the length of the agreement to four (4) years, terminating on December 31, 2002. In consideration of this accommodation, the Company agreed to continue Dr. Petcavich’s salary for the 2002 calendar year, as long as the Company had sufficient cash on hand to continue business through the calendar year 2002. Should cash be insufficient to meet these obligations, Dr. Petcavich’s salary would be reduced to a maximum of consulting and other revenues generated by Dr. Petcavich.

                On October 17, 2000, the Company entered into a two-year employment agreement with Richard C. Bernier, to serve as Planet’s President and Chief Executive Officer. Planet had the option to extend the employment term for two (2) additional one-year terms, as well as a notice provision of at least 183 days before Mr. Bernier’s employment could be terminated. Mr. Bernier’s compensation consisted of $205,000 as an annual salary, a signing bonus of 10,000 shares of Planet’s common stock, a grant of a stock option to purchase 160,000 shares of common stock at an exercise price of $1.50 per share under the 2000 Stock Incentive Plan, and a year end bonus incentive program for earnings improvement over current Company performance. Mr. Bernier’s agreement also provided for a consulting agreement should he be terminated for any reason other than for cause during the term of employment. On October 17, 2001, the Company and Mr. Bernier amended the term of the agreement to fully terminate on December 31, 2002. Mr. Bernier’s primary duties as CEO were revised to include selling all of the Company’s patents and related technological know-how, excluding the license agreements with Agway, Inc., manage the restructuring of the Company’s business in accordance with the approved restructuring plan and establish the operational and legal structure for the Company for calendar year 2002. In consideration for this accommodation, the Company and Mr. Bernier agreed to a commissions only payment schedule for 2002 based on the successful sale of patents, related technological know-how, inventories, property and equipment associated with the Company’s AQUAMIM Metal Injection Molding, EnviroPlastic, EnviroPlastic Z and Aquadro technologies. Mr. Bernier also received a ten-year option to acquire 100,000 shares of the Company’s common stock at ($0.06 per share), with full vesting on or before April 15, 2002 provided operational and legal restructuring had been completed.

                The Company entered into consulting agreements with Dr. Petcavich and Mr. Bernier effective as of January 1, 2003. Dr. Petcavich’s consulting term is for two (2) years and five (5) months to provide ongoing support and consulting services to the Company’s customers who purchased and/or licensed the Company’s intellectual property. Dr. Petcavich is to receive consulting fees the Company collects from the customers who received Dr. Petcavich’s consulting services, less any expenses incurred by the Company in connection with Dr. Petcavich’s provision of such services. Mr. Bernier’s consulting term was for three months to assist the Company with its SEC reporting obligations for the year ended December 31, 2002, 2003 annual shareholders meeting and the finalization of sale and licensing agreements between the Company and Agway. Mr. Bernier was to receive fees of $100 per hour, not to exceed $25,000 in the aggregate, as well as non-statutory stock options to purchase 25,000 shares of Planet Common Stock under the Company’s 2000 Stock Incentive Plan. The stock options have a ten year term, with a strike price of $.05 which was the price of the Common Stock at the last trade reported as of January 31, 2003.

                The Company entered into an agreement with H.M. Busby whereby the Company has agreed to pay Mr. $100 per hour for work he performs on behalf of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                In a letter agreement dated November 14, 2000, Planet agreed to sell, assign and transfer patent rights (the “Patent Transaction”) to Planet’s animal feed additives, fruit and vegetable coatings, and controlled-release fertilizer (the “Patents”), for a cash price of $250,000 and continuation of royalty payments equal to the payments Planet would otherwise be entitled to receive pursuant to its existing license agreement with Agway and the sublicense agreements related thereto, as such agreements may be amended from time to time by mutual agreement of the parties. Planet, in turn, agreed to pay Agway $150,000 in return for an exclusive worldwide royalty-free license to use and commercially exploit all right related to the Patents for all uses other than food and agricultural initiatives. As a result of the concurrent execution of the warrant exercise by Agway on November 14, 2000 and the Patent Transaction, and the Company’s inability to establish separate fair values for the patent sale and sublicense, the net proceeds of $100,000 has been accounted for as additional proceeds from the issuance of Common Stock pursuant to the exercise of warrants in the accompanying financial statements.

                To consummate the sale and assignment contemplated by the letter agreement dated November 14, 2000, the Company and Agway agreed on the form of two separate Sale and Licensing Agreements with respect to the agricultural feed technologies and the fruit/produce technologies. On March 25, 2003 the U.S. Bankruptcy Court gave its approval to Agway to enter into the two Sale and Licensing Agreements with the Company. Under the Sale and Licensing Agreements, the Company confirmed (i) the assignment of its agricultural feed related patent rights and fruit/produce related patent rights and (ii) license of its technology related to the agricultural feed products and fruit/produce products, to Agway. In return, the Company will received an up-front royalty payment of $30,000 for its execution of the agricultural feed agreement and a payment of $100,000 for its execution of the fruit/produce agreement, and will also receive a sales royalty based on net revenues generated from product sales. Agway will also grant the Company exclusive, irrevocable, worldwide, royalty-free limited licenses to use the assigned patents rights for uses other than food and agricultural initiatives. In connection with the agricultural feed agreement, Agway also assigned and transferred to the Company all of Agway’s shares of Planet capital stock. Additionally, under the fruit/produce agreement, Agway may enter into an agreement to sell all or substantially all of the assets of its FreshSeal business, which would include the fruit/produce patent rights assigned by the Company, within 12 months of the date of that agreement. Upon such sale, Agway must pay the Company, among other things, a percentage of the net sales proceeds, up to $200,000. Management cannot assure that the Company will receive significant, if any, royalties and monies under these Sale and Licensing Agreements.

                In November 1998, the Company and Agway entered into an agreement relating to the funding by Agway of a feasibility study (the “Feasibility Agreement”) of the Company’s polymer technology for use in agricultural products (other than fertilizers and certain biological products) and food products. Under the terms of the Feasibility Agreement, the Company is reimbursed for certain qualifying research and development costs relating to such applications. During 2000, the Company recorded reimbursable research and development costs of $174,872 from Agway under the Feasibility Agreement.

                Also in November 1998, the Company granted Agway an exclusive worldwide license in connection with the Company’s technology for time-release coatings for a variety of agricultural and food products (the “License Agreement”). The License Agreement outlines the general terms and conditions for the rights granted Agway thereunder. The Company and Agway agreed to execute further sub-agreements specifying the royalties to be paid to the Company for Agway’s use of the Company’s technology with certain products.

                Agway Holdings Inc., an indirect wholly owned subsidiary of Agway, was a beneficial owner of more than 10% of the Company’s Common Stock since January 11, 1999, but in April 2003 all shares were transferred by Agway to the Company and cancelled.

QUESTIONS AND ANSWERS REGARDING ELECTION OF DIRECTORS

                Q.          WHAT HAPPENS TO THE NOMINEES IF THE SHAREHOLDERS DO NOT APPROVE THE ACQUISITION?

                A.          Under the terms of the Asset Purchase Agreement, the Company and Allergy Free are to use their “best efforts” to cause the election of the current nominees to the Board. Board Nominees Scott Glenn, Ellen Preston, and Michael Trinkle are currently members of Allergy Free and have no current interests in the Company. Mr. Glenn, Ms. Preston and Mr. Trinkle will not have any interests in the Company unless the shareholders approve the Acquisition. If the shareholders do not approve the Acquisition, Mr. Glenn, Ms. Preston, and Mr. Trinkle have advised the Company that they will withdraw as candidates for the Board. Under this scenario, the remaining nominees (who are also current directors of the Company), H. Mac Busby and Robert J. Petcavich, would fill any such Board vacancies in accordance with the Company’s Bylaws.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE SLATE OF CANDIDATES FOR THE BOARD OF DIRECTORS.

PROPOSAL 6

AMENDMENT TO THE 2000 STOCK OPTION PLAN

Introduction

                Subject to Shareholder approval, the Company plans to amend its 2000 Stock Option Plan (the “2000 Plan”). The purpose behind amending the plan is to allow the Company to retain Scott L. Glenn as President/ CEO and Chairman of the Board of the Company, and possibly, in the future, other key employees, officers and directors. In Mr. Glenn’s case, in lieu of cash compensation for his services, he has agreed to accept a non-qualified stock option under the Company’s 2000 Plan to purchase 3,480,729 shares of the Company’s common stock (prior to adjustment for the reverse stock split discussed in the proxy). Thereafter, the Company agrees to grant to Mr. Glenn stock options exercisable at the then fair market value at such times as may be required to maintain the aggregate number of stock options granted to Mr. Glenn at an amount not less than five percent (5%) of the issued and outstanding common stock of the Company (on a fully diluted basis), during his three year term of employment.

                By amending the 2000 Plan and  increasing the amount of shares reserved under the 2000 Plan, the Company would have enough shares of common stock available to provide a means whereby the Company could fulfill its agreement with Mr. Glenn (and be able to use such shares in the future for other similar agreement with other directors and selected employees, officers, agents, consultants and independent contractors of the Company).

                The Company makes no guarantee as to the tax consequences described below with respect to the grant or exercise of an option, or sale of the stock covered by an option.

Description of the 2000 Plan, as Amended

                The number of shares of Common Stock with respect to which awards may be granted pursuant to the 2000 Plan will be sufficient to accommodate the retention of Scott L. Glenn as President/CEO and Chairman of the Board of the Company, and possibly, in he future other key employees, officers and directors. Shares issuable under the 2000 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

                Subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), the 2000 Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the event the Board shall appoint and/or authorize a committee of two or more members of the Board to administer the 2000 Plan, by such committee (the “Plan Administrator”). Except for the terms and conditions explicitly set forth in the 2000 Plan, and subject to applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under the 2000 Plan, including, without limitation, selection of whether an option will be an incentive stock option or a nonqualified stock option, selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price per share, the timing of grants and all other terms and conditions of the options.

                Options granted under the 2000 Plan may be “incentive stock options” (“Incentive Options”) within the meaning of Section 422 of the Code or stock options which are not incentive stock options (“Non-Incentive Options” and, collectively with Incentive Options, hereinafter referred to as “Options”). Each Option may be exercised in whole or in part; provided, that only whole shares may be issued pursuant to the exercise of any Option. Subject to any other terms and conditions herein, the Plan Administrator may provide that an Option may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding; provided, that the Plan Administrator may rescind, modify, or waive any such limitation (including by the acceleration of the vesting schedule upon a change in control of the Company) at any time and from time to time after the grant date thereof. During an optionee’s lifetime, any Incentive Options granted under the 2004 Plan are personal to such optionee and are exercisable solely by such optionee.

                The Plan Administrator can determine at the time the Option is granted in the case of Incentive Options, or at any time before exercise in the case of Non-Incentive Options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by:

        (a)   delivery of shares of Common Stock of the Company held by an optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

        (b)   delivery of a properly executed notice of exercise, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state, or local withholding tax obligations that may arise in connection with the exercise; or

        (c)   delivery of a properly executed notice of exercise, together with instructions to the Company to withhold from the shares of Common Stock that would otherwise be issued upon exercise that number of shares of Common Stock having a fair market value equal to the option exercise price.

                To the extent permitted by applicable law, the Plan Administrator may also permit any participant to pay the option exercise price upon exercise of an Option by delivering a full-recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the participant exceed the sum of (i) the aggregate option exercise price (less the par value of those shares) plus (ii) any federal, state and local income and employment tax liability incurred by the participant in connection with the option exercise.

                Upon a merger or consolidation in which securities possessing more than 25% of the total combined voting power of the Company’s outstanding securities are transferred to a person different from the person holding those securities immediately prior to such transaction, the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company the sale, transfer or other disposition of all or substantially all of the Company’s assets to an unrelated entity, or a change in the identity of more than three (3) directors over a two-year period each, a (“Corporate Transaction”), any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved. Notwithstanding the foregoing, any Option granted to an employee shall not become fully vested until such time as the employee experiences an involuntary termination of employment (other than on account of misconduct).

                Incentive Options granted under the 2000 Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Plan Administrator may permit transfers of awards for estate planning purposes if, and to the extent, such transfers do not cause a participant who is then subject to Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions.

                Additional rules apply under the Code to the grant of Incentive Options. For instance an Incentive Option must be exercised within 10 years after the date of grant, unless granted to an individual owning more than 10% of the Company’s stock, in which case the exercise period may not exceed five (5) years. Similarly, an Incentive Option must be granted at an exercise price that equals or exceeds 100% of the fair market value of the underlying stock at the time of grant, a threshold that is increased to 110% of such fair market value in the case of a grant to an individual owning more than 10% of the Company’s stock.

                For federal income tax purposes, the grant to an optionee of a Non-Incentive Option generally will not constitute a taxable event to the optionee or to the Company. Upon exercise of a Non-Incentive Option (or, in certain cases, a later tax recognition date), the optionee will recognize compensation income taxable as ordinary income, measured by the excess of the fair market value of the Common Stock purchased on the exercise date (or later tax recognition date) over the amount paid by the optionee for such Common Stock, and will be subject to federal income tax withholding. Upon recognition of income by the optionee, the Company may claim a deduction for the amount of such compensation. The optionee will have a tax basis in the Common Stock purchased equal to the amount paid plus the amount of ordinary income recognized upon exercise of the Non-Incentive Option. Upon the subsequent sale of the Common Stock received upon exercise of the Non-Incentive Option, an optionee will recognize capital gain or loss equal to the difference between the amount realized on such sale and his tax basis in the Common Stock, which may be long-term capital gain or loss if the optionee holds the Common Stock for more than one year from the exercise date.

                For federal income tax purposes, in general, neither the grant nor the exercise of an Incentive Option will constitute a taxable event to the optionee or to the Company, assuming the Incentive Option qualifies as an “incentive stock option” under Code §422. If an optionee does not dispose of the Common Stock acquired upon exercise of an Incentive Option during the statutory holding period, any gain or loss upon subsequent sale of the Common Stock will be long-term capital gain or loss, assuming the shares represent a capital asset in the optionee’s hands. The statutory holding period is the later of two years from the date the Incentive Option is granted or one year from the date the Common Stock is transferred to the optionee pursuant to the exercise of the Incentive Option. If the statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the Incentive Option or the subsequent sale of the Common Stock received upon exercise thereof. If the statutory holding period requirement is not satisfied, the optionee will recognize compensation income taxable as ordinary income on the date the Common Stock is sold (or later tax recognition date) in an amount equal to the lesser of (i) the fair market value of the Common Stock on that date less the amount paid by the optionee for such Common Stock, or (ii) the amount realized on the disposition of the Common Stock less the amount paid by the optionee for such Common Stock; the Company may then claim a deduction for the amount of such compensation income.

                The federal income tax consequences summarized hereinabove are based upon current law and are subject to change.

                The Board may amend, alter, suspend, discontinue or terminate the 2000 Plan at any time, except that any such action shall be subject to shareholder approval at the annual meeting next following such Board action if such shareholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for shareholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 2000 Plan may materially impair the rights of any participant with respect to any vested Option granted before amendment without such participant’s consent. Unless terminated earlier by the Board, the 2000 Plan shall terminate upon the earliest to occur of (i) 10 years after the date or which the Board approves the 2004 Plan or (ii) the date on which all shares of Common Stock available for issuance under the 2000 Plan shall have been issued as vested shares. Upon such 2000 Plan termination, all Options and unvested stock issuances outstanding under the 2000 Plan shall continue to have full force and effect in accordance with the provisions of the agreements.

New Plan Benefits

                Other than the Company’s agreement with Mr. Glenn, it is presently not determinable as to whether any benefits or amounts will be received by or allocated to the Company’s executive officers, directors or employees. Further, had the 2000 Plan been in effect during the last completed fiscal year, none of the Company’s executive officers, directors or employees would have received benefits or amounts under the 2000 Plan. Information concerning stock option grants to the Company’s executive officers and directors is set forth under “Executive Compensation” beginning on page 6 of this Proxy Statement.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF PROPOSAL 6.

PROPOSAL 7
RATIFICATION OF SELECTION OF INDEPENDENT PUCLIC ACCOUNTANTS

                The Board of Directors has selected J. H. Cohn LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of independent public accountants for ratification by the shareholders at the Annual Meeting. J. H. Cohn LLP has audited the Company’s financial statements since 2001. Previously, PricewaterhouseCoopers LLP audited the Company’s financial statements since its inception in 1991. Representatives of J. H. Cohn LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                Shareholder ratification of the selection of J. H. Cohn LLP as the Company’s independent public accountants is not required by the Company’s current Bylaws or otherwise. However, the Board is submitting the selection of J. H. Cohn LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

                The affirmative vote of the holders of a majority of the shares presented in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of J. H. Cohn LLP. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Audit Fees

                The aggregate fees billed for professional services rendered by J. H. Cohn LLP for the audit of Planet’s annual financial statements for the year ended December 31, 2003 and the reviews of the financial statements included in Planet’s Form 10-QSB’s for the year ended December 31, 2003 were $26,850.

                No fees were billed to Planet for professional services rendered by J. H. Cohn LLP relating to the design and implementation of Planet’s financial information systems during the year ended December 31, 2003.

                There were no additional fees billed for other services rendered by J. H. Cohn LLP to Planet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 7. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF PROPOSAL 7.

PROPOSAL 8
OTHER MATTERS

                The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors

H. M. Busby
Chief Executive Officer and President
May 1, 2004

PLANET POLYMER TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2004

                                The undersigned shareholder of Planet Polymer Technologies, Inc., a California corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Planet Polymer Technologies, Inc. to be held on May 27, 2004 at 10:00 a.m., local time, and hereby appoints ROBERT J. PETCAVICH and H. M. BUSBY, and each of them, as attorneys and proxies of the undersigned, each with full power of substitution, to vote all of the shares of stock of PLANET POLYMER TECHNOLOGIES, INC. which the undersigned may be entitled to vote at such meeting, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR FOR ALL PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES
FOR DIRECTOR LISTED BELOW

MANAGEMENT RECOMMENDS A VOTE FOR ALL PROPOSALS

PROPOSAL 1:    To purchase substantially all of the assets of Allergy Free.

☐	FOR
☐	AGAINST
☐	ABSTAIN

PROPOSAL 2:    To distribute royalty rights.

☐	FOR
☐	AGAINST
☐	ABSTAIN

PROPOSAL 3:    To authorize a one-for-fifty reverse stock split of common stock.

☐	FOR
☐	AGAINST
☐	ABSTAIN

PROPOSAL 4:    To change name to “Planet Technologies, Inc.”

☐	FOR
☐	AGAINST
☐	ABSTAIN

PROPOSAL 5:    To elect directors to hold office until next Annual Meeting of Shareholders and until their successors are elected.

☐	FOR all nominees listed below (except as marked to the contrary below).
☐	WITHHOLD AUTHORITY to vote all nominees listed below.

Nominees:             Scott L. Glenn, Robert J. Petcavich, Ph.D., H.M. Busby, Michael Trinkle, Ellen Preston.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 6

PROPOSAL 6:    To amend the 2000 Stock Option Plan.

☐	FOR
☐	AGAINST
☐	ABSTAIN

PROPOSAL 7:    To ratify the selection of J.H. Cohn LLP, as independent auditors of the Company for its fiscal year ending December 31, 2004.

☐	FOR
☐	AGAINST
☐	ABSTAIN

THIS PROXY HAS BEEN SOLICITED BY OR FOR THE BENEFIT OF THE BOARD OF DIRECTORS OF THE COMPANY. I UNDERSTAND THAT I MAY REVOKE THIS PROXY ONLY BY WRITTEN INSTRUCTIONS TO THAT EFFECT, SIGNED AND DATED BY ME, WHICH MUST BE ACTUALLY RECEIVED BY THE COMPANY PRIOR TO THE COMMENCEMENT OF THE ANNUAL MEETING.

DATED: ____________, 2004	____________________________________

____________________________________
Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.